As filed with the Securities and Exchange Commission on November 24, 2015

Registration No. 333-207321

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

Amendment No. 2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AuraSource, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	1382	68-0427395
(State or other Jurisdiction of Incorporation)	(Primary Standard Classification Code)	(IRS Employer Identification No.)

1490 South Price Road, Suite 219,

Chandler, AZ 85286

Tel.: (480) 292-7179

(Address and Telephone Number of Registrant’s Principal

Executive Offices and Principal Place of Business)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.   [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	[x]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $0.001 per share, issuable pursuant to the Equity Purchase Agreement	5,000,000	$0.15	$750,000	$75.53

(1)	We are registering 5,000,000 shares of our common stock (“Put Shares”) that we will put to Southridge Partners II LP (“Southridge” or “Selling Security Holder”) pursuant to an equity purchase agreement (the “EP Agreement”) between Southridge and the registrant entered into on September 15, 2015. In the event of stock splits, stock dividends or similar transactions involving the common stock, the number of common shares registered shall, unless otherwise expressly provided, automatically be deemed to cover the additional securities to be offered or issued pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). In the event that the adjustment provisions of the EP Agreement require the registrant to issue more shares than are being registered in this registration statement, for reasons other than those stated in Rule 416 of the Securities Act, the registrant will file a new registration statement to register those additional shares.
(2)	The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o) of the Securities Act on the basis of the closing bid price of the common stock of the registrant as reported on the OTC QB on November 9, 2015.

1

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission (“SEC”) is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

5,000,000 SHARES OF

AURASOURCE, INC.

COMMON STOCK

This prospectus relates to the resale of up to 5,000,000 shares (the “Shares”) of our common stock, par value $0.001 per share issuable to Southridge Partners II LP, a Delaware limited partnership (“Southridge”), a selling stockholder pursuant to a “put right” under an equity purchase agreement (the “EP Agreement”), also referred to as an EP Agreement, that we entered into with Southridge. The EP Agreement permits us to “put” up to five million dollars ($5,000,000) in shares of our common stock to Southridge over a period of up to twenty-four (24) months. We will not receive any proceeds from the sale of these shares of common stock. However, we will receive proceeds from the sale of securities pursuant to our exercise of this put right offered by Southridge. We will bear all costs associated with this registration.

The selling stockholder may offer all or part of the Shares for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. We are paying all of the registration expenses incurred in connection with the registration of the Shares, but we will not pay any of the selling commissions, brokerage fees and related expenses.

Our Common Stock is traded on OTC QB Sheets. Investors can find quotes and market information for the Company at www.otcmarkets.com under the ticker symbol “ARAO”. Only a limited public market currently exists for our Common Stock. On November 24, 2015, the closing price of our common stock was $0.15 per share.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 7 TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN SHARES OF OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Date of This Prospectus is: December__, 2015

TABLE OF CONTENTS

PART I: INFORMATION REQUIRED IN PROSPECTUS

PROSPECTUS SUMMARY		5

THE OFFERING		6

RISK FACTORS		7

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS		17

ITEM 4:	USE OF PROCEEDS	17

ITEM 5:	DETERMINATION OF OFFERING PRICE	17

ITEM 6:	DILUTION	17

ITEM 7:	SELLING SECURITY HOLDERS	17

ITEM 8:	PLAN OF DISTRIBUTION	19

ITEM 9:	DESCRIPTION OF SECURITIES TO BE REGISTERED	20

ITEM 10:	INTERESTS OF NAMED EXPERTS AND COUNSELS	21

DESCRIPTION OF BUSINESS		22

DESCRIPTION OF PROPERTY		26

LEGAL PROCEEDINGS		26

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS		27

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS		28

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE		33

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE		33

EXECUTIVE COMPENSATION		35

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT		39

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS		40

WHERE YOU CAN FIND MORE INFORMATION		41

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this Prospectus.  This summary does not contain all the information that you should consider before investing in the common stock of AuraSource, Inc. (referred to herein as the “Company,” “we,” “our,” and “us”). You should carefully read the entire Prospectus, including “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements before making an investment decision.

Business Overview

AuraSource, Inc. (“AuraSource” or “Company”) was incorporated on March 15, 1990 and is focused on the development and production of environmentally friendly and cost effective industrial energy and feedstock used for industrial applications. AuraCoal, AuraSource’s core technology, includes ultrafine grinding and impurities removal. Initial industrial applications of AuraSource technology are ultra-fine coal water mixture for heavy oil substitution, and low grade iron ore fine and slimes beneficiation. AuraSource formed AuraSource Qinzhou Co. Ltd., a wholly owned subsidiary in China (“Qinzhou”), to acquire these types of Hydrocarbon Clean Fuel (“HCF”) technologies, performing research and development related to the reduction of harmful emission and energy costs for HCF technology and products based on this technology, licensing HCF technology to third parties and selling services and products derived from this technology. We have developed seven patented technologies: 1) ultrafine grinding and 2) ultrafine separation. A more detailed discussion of this technology and its anticipated benefits is provided under the section “Description of Business”.

As discussed more fully in this Prospectus, as well as in our accompanying financial statements to this Registration Statement, we have incurred recurring losses from operations. For the six months ended September 30, 2015, we incurred a net loss of ($650,888) or ($0.01) per share. Additionally, for the year ended March 31, 2015, we incurred a net loss of ($1,454,906) or ($0.02) per share. Through September 30, 2015, we have incurred recurring losses from operations of ($13,047,044), primarily in connection with research and development activities; and, as of September 30, 2015 had a stockholders’ deficiency of ($1,077,578).

Our Common Stock is traded on OTC QB Sheets; an OTC market tier for companies that report to the SEC. Investors can find quotes and market information for the Company at www.otcmarkets.com under the ticker symbol “ARAO”

On September 15, 2015, we entered into an investment agreement (the “EP Agreement”) with Southridge Partners II LP, a Delaware limited partnership (“Southridge”). Pursuant to the terms of the EP Agreement, Southridge shall commit to purchase up to five million ($5,000,000) Dollars of our common stock over a period of up to twenty-four (24) months.

In connection with the EP Agreement, we also entered into a registration rights agreement (the “Registration Rights Agreement”) with Southridge. Pursuant to the Registration Rights Agreement, we are obligated to file a registration statement with the Securities and Exchange Commission (“SEC”) covering 5,000,000 shares of the common stock underlying the EP Agreement within 120 days after the closing of the EP Agreement. In addition, we are obligated to use all commercially reasonable efforts to have the registration statement become effective within five business days after receiving notice from the SEC that the registration statement may be declared effective and to maintain the effectiveness of such registration statement until termination in accordance with the EP Agreement.

Where You Can Find Us

Our principal executive office location and mailing address is 1490 South Price Road, Suite 219, Chandler, AZ 85286, and our telephone number is (480) 292-7179.

THE OFFERING

Common stock offered by Selling Stockholder	5,000,000 shares of common stock

Common stock outstanding before the offering	60,206,655 shares of common stock as of November 24, 2015.

Common stock outstanding after the offering	65,206,655 shares will be outstanding after giving effect to this offering.(1)

Use of proceeds	We will not receive any proceeds from the sale of Shares by the selling stockholder. However, we will receive proceeds from the sale of securities pursuant to the EP Agreement. The proceeds received under the EP Agreement will be used for payment of general corporate and operating expenses.

OTC Trading Symbol	ARAO

Risk Factors	The common stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors” beginning on page 7.

(1)	The approximate total number of shares potentially issuable after giving effect to the discount to current market price levels as outlined in the Equity Purchase Agreement based on a current average price of approximately $0.15 per share and with the application of the 10% purchase discount to the current market price, more than 37,000,000 shares would need to be issued to generate the $5 million dollar investment from Southridge Partners II LP contemplated under the Equity Purchase Agreement. This does not give effect to any caps on the number of shares that the investor can own at any time.

RISK FACTORS

You should carefully consider the risks described below together with all of the other information included in this Prospectus before making an investment decision with regard to our securities. The statements contained in or incorporated into this Prospectus that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Item 1A.      Risk Factors

Risk Factors Relating to Our Company:

Our Independent Registered Public Accountants have expressed substantial doubt about our ability to continue as a going concern.

As shown in our financial statements beginning on Page F-1, we have incurred recurring losses from operations and as of September 30, 2015, had a stockholders’ deficiency of approximately ($13,047,044) . These factors raise substantial doubt about our ability to continue as a going concern. In addition, the current economic environment, which is characterized by tight credit markets, investor uncertainty about how to safely invest funds and low investor confidence, has introduced additional risk and difficulty to our challenge to secure needed additional working capital. In the event we become insolvent or bankrupt. Our Independent Registered Public Accountants have stated in their Auditor’s Report dated June 29, 2015 with respect to our financial statements as of and for the year ended March 31, 2015 that these circumstances raise substantial doubt about our ability to continue as a going concern.

Management has been closely monitoring our fixed and variable costs and intends to restrict such costs to those expenses that are necessary to complete activities related to preparing for commencement of the production phase of operations, continued research and development activities, identifying additional sources of working capital, maintenance of our patent rights and general and administrative costs in support of such activities.

We continue to actively seek new sources of working capital. Our financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

Investors may lose all of their investment in us.

Investment in us involves a high degree of risk.  Investors may never recoup all or part of or realized any return on their investment.  Accordingly, investors may lose all of their investment and must be prepared to do so.

We will need additional financing.

Our cash requirements may vary materially from those now planned depending on numerous factors, including our ability to obtain the HCF technology, finding customers to use such technology and competition. We may not have sufficient funds to institute our business plan set forth in this report.  We therefore would need to raise additional funds to finance our capital requirements through new financings to achieve the level of operations we anticipate.  Such financings could include equity financing, which may be dilutive to stockholders, or debt financing, which would likely restrict our ability to borrow from other sources.  In addition, such securities may contain rights, preferences or privileges senior to those of the rights of our current stockholders.  We do not have any commitments for additional financing.  There can be no assurance that additional funds will be available on terms attractive to us, or at all.  If adequate funds are not available, we may be required to curtail our development of the HCF technology and/or otherwise materially curtail or reduce our operations.  Alternatively, we may be forced to sell or dispose of our right or assets.  Any inability to raise adequate funds on commercially viable terms could have a material adverse effect on our business, results of operation and financial condition.

A substantial portion our business activities will be overseas and we will be subject to all of the risks of international operations.

We expect that a substantial portion of our operations will involve performing R&D related to HCF in China and selling services and products related to and licenses for this technology to buyers in China and other international markets. Thus, a substantial portion of our business operations will be subject to the risks of international operations.  Our business, financial condition, and results of operations could be materially adversely affected by changes or uncertainties in the political or economic climates, laws, regulations, tariffs, duties, import quotas, or other trade, intellectual property or tax policies in China and possibly other foreign countries.  We will also be subject to adverse exchange rate fluctuations among Chinese currency and the US dollar since we anticipate that any revenue generated as well as and costs and expenses for our operations in China will be paid in the Chinese RMB.

We may be unable to continue as a going concern if we do not successfully raise additional capital or if we fail to generate sufficient revenue from operations.

Primarily as a result of our recurring losses and our lack of liquidity, in connection with our year ended March 31, 2015 we received a report from our independent auditors that includes an explanatory paragraph describing the substantial uncertainty as to our ability to continue as a going concern.

Reliance on and experience of our officers and directors.

Our officers and directors will be responsible for the management and control of the Company.  Our success will, to a large extent, depend on the quality of the management provided by the officers and directors.  Although our officers and directors believe they have the ability to manage the Company, they can give no assurance their efforts will result in success.   Stockholders have no right or power to take part in the management of the Company.

As a publicly reporting company, we incur substantial expenses to comply with the reporting requirements which could have a detrimental effect on our business and finances, the value of our stock and the ability of stockholders to resell their stock.

Since we are subject to the information and reporting requirements pursuant to Section 15(d) of the Exchange Act, as well as other disclosure requirements such as the proxy rules, going private rules and many tender offer provisions, our stockholders will not have access to the short-swing reporting and profit receiving protections or information that is provided by beneficial ownership reporting requirements of the U.S. securities laws. Additional SEC regulations already in place have also substantially increased the accounting, legal, and other costs related to becoming and remaining an SEC publicly reporting company. In the current regulatory environment, a recent trend has been established to continue to introduce substantial additional regulations affecting financial markets and publicly reporting companies. There can be no assurance that new regulations introduced in the future, will not significantly increase the cost of compliance for publicly traded companies. If we do not meet the public company reporting requirements designed to make current information about our company available to market makers, they will not be able to trade our stock. The public company costs of preparing and filing annual and quarterly reports, and other information with the SEC and furnishing audited reports to stockholders, cause our expenses to be higher than they would be if we were privately-held and not subject to public company reporting regulatory requirements. In addition, we may incur substantial expenses in connection with the preparation of registration statements required to be filed in connection with the registration of securities under the Securities Act of 1933. These increased costs may be material and may include the hiring of additional employees and/or the retention of additional advisors and professionals. Our failure to comply with federal securities laws could result in private or governmental legal action against us and/or our officers and directors, which could have a detrimental effect on our business and finances, the value of our stock, and the ability of stockholders to resell their stock.

We may be exposed to potential risks, penalties and expenses resulting from new requirements under the Sarbanes Oxley Act of 2002.

In addition to the costs of compliance with having our shares of common stock traded on the OTC QB, there are substantial penalties that could be imposed upon us if we fail to comply with all of regulatory requirements. In particular, under the Sarbanes-Oxley Act of 2002 we are required to include in our annual report our assessment of the effectiveness of our internal control over financial reporting as of the end of our fiscal year.

Risks Related to Doing Business in China

A substantial portion sales may be in China.

China is a developing country and has a limited history of trade practices as a nation.  Because we will likely direct a substantial amount of our sales efforts to customers in China, we will be subject to the laws, rules, regulations, and political authority of the government of the PRC.  We may encounter material problems while doing business in China, such as in interactions with the Chinese government and the uncertainty of foreign legal precedent pertaining to our HCF business in China.  Risks inherent in international operations also include the following:

-	local currency instability;
-	inflation;
-	the risk of realizing economic currency exchange losses when transactions are completed in the Chinese RMB and other currencies;
-	the ability to repatriate earnings under existing exchange control laws; and
-	political unrest.

Changes in import and export laws and tariffs can also materially impact international operations.  In addition, international operations involve political, as well as economic risks, including:

-	nationalization;
-	expropriation;
-	contract renegotiations; and
-	changes in laws resulting from governmental changes.

In addition, we may be subject to rules and regulations of the PRC or the jurisdiction of other governmental agencies in the PRC that may adversely affect our ability to perform under, or our rights and obligations in, our contracts with Chinese companies or government entities.  In the event of a dispute, we will likely be subject to the exclusive jurisdiction of foreign courts.  We may also be hindered or prevented from enforcing our rights with respect to a governmental instrumentality because of the doctrine of sovereign immunity.

Adverse changes in political and economic policies of the PRC government could have a material adverse effect on the overall economic growth of China, which could reduce the demand for our products and materially and adversely affect our competitive position.

Some or all of our sales may be made in China. Accordingly, our business, financial condition, results of operations and prospects are affected significantly by economic, political and legal developments in China. The Chinese economy differs from the economies of most developed countries in many respects, including:

-	the amount of government involvement;
-	the level of development;
-	the growth rate;
-	the control of foreign exchange; and
-	the allocation of resources.

While it is our understanding that the economy in China has grown significantly in the past 20 years, the growth has been uneven, both geographically and among various economic sectors. The government of the PRC has implemented various measures to encourage or control economic growth and guide the allocation of resources.  Some of these measures benefit the overall Chinese economy, but may also have a negative effect on us.  For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations that are applicable to us.

The Chinese economy has been transitioning from a planned to a more market-oriented economy. Although in recent years the PRC government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of sound corporate governance in business enterprises, a substantial portion of the productive assets in China is still owned by the PRC government. The continued control of these assets and other aspects of the national economy by the PRC government could materially and adversely affect our business.  The PRC government also exercises significant control over Chinese economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies.  Efforts by the PRC government to slow the pace of growth of the Chinese economy could result in decreased capital expenditure by power plants, which in turn could reduce demand for our products and services.

We risk the effects of general economic conditions in China.

Sales we secure in China could be adversely affected by a sustained economic recession in China.  Therefore, a sustained economic recession in that country could result in lower demand or lower prices for the use of our HCF technology.

Uncertainties with respect to the Chinese legal system could have a material adverse effect on us.

We plan to conduct some of our sales and a substantial portion all of our administrative activities in China.  We will be generally subject to laws and regulations applicable to foreign investment in China.  The PRC legal system is based, at least in part, on written statutes.  Prior court decisions may be cited for reference but may have limited precedential value.  It is our understanding that since 1979, PRC legislation and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China.  However, since these laws and regulations are relatively new and the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involves uncertainties.  We cannot predict the effect of future developments in the PRC legal system, including the promulgation of new laws, changes to existing laws or the interpretation or enforcement thereof, the preemption of local regulations by national laws, or the overturn of local government’s decisions by the superior government.  These uncertainties may limit legal protections available to us.  In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention.

Risks Related to HCF Technology

Our business venture into the HCF business is subject to a high risk of failure.

Our business venture into the HCF technology business through our investment in Qinzhou and the HCF technology is at an early stage and is subject to a high risk of failure. The HCF fuel technology has not been proven by us to be a commercially viable fuel alternative. In order to establish commercial viability, we will have to either undertake the construction and operation of the contemplated demonstration facility or convert an existing facility to be compatible with our HCF technology, both of which would be very costly. Even if the demonstration facility were constructed or an existing facility converted and operational, there is no assurance that the commercial viability of this HCF process would be established or that we would be able to expand the facility into a commercially viable operation or to generate revenues from this technology.

We are uncertain of our ability to protect technology through patents.

Our ability to compete effectively will depend on the success of Qinzhou in protecting its proprietary technology, both in the U.S. and abroad.  We believe that many patents have already been issued in the area of HCF, both in the U.S. and abroad, although to date we have not conducted a patent search. Qinzhou directly, or through us, plans to file for patent protection in the U.S. and possibly outside the United States after it acquires the HCF technology.  No assurances can be given that any additional patents will be issued to Qinzhou or to us.

No assurance can be given that any additional patents relating to the existing HCF technology will be issued by the United States or any foreign patent offices, that it will directly or through us receive any patents in the future based on its continued development of the HCF technology, or that our HCF patent protection within and/or outside of the U.S. will be sufficient to deter others, legally or otherwise, from developing or marketing competitive products utilizing Qinzhou’s HCF technologies.

If Qinzhou directly, or through us, obtains additional patents, there can be no assurance they will be enforceable to prevent others from developing and marketing competitive products or methods.  If Qinzhou directly, or through us, brings an infringement action relating to any future patents, it may require the diversion of substantial funds from its or our operations and may require management to expend efforts that might otherwise be devoted to its or our operations.  Furthermore, there can be no assurance that Qinzhou or we will be successful in enforcing our HCF patent rights.

Further, if any more patents are issued, there can be no assurance that patent infringement claims in the U.S. or in other countries will not be asserted against Qinzhou or us by a competitor or others, or if asserted, that we will be successful in defending against such claims.  If one of our products is adjudged to infringe patents of others with the likely consequence of a damage award, we may be enjoined from using and selling such product or be required to obtain a royalty-bearing license, if available on acceptable terms.  Alternatively, in the event a license is not offered, we or Qinzhou might be required, if possible, to redesign those aspects of the product held to infringe so as to avoid infringement liability.  Any redesign efforts undertaken by Qinzhou or us might be expensive, could delay the introduction or the re-introduction of our products into certain markets, or may be so significant as to be impractical.

We are uncertain of our ability to protect the HCF proprietary technology and information.

In addition to seeking patent protection, we will rely on trade secrets, know-how and continuing technological advancement to achieve and maintain a competitive advantage with respect to the HCF technology.  Although we have entered into and Qinzhou intends to enter into confidentiality and invention agreements with employees, consultants, certain potential customers and advisors, no assurance can be given that such agreements will be honored or that we or Qinzhou will be able to effectively protect our rights to our unpatented trade secrets and know-how.  Moreover, no assurance can be given that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets and know-how.

Risk Related to the Alternative Energy Industry

A drop in the retail price of conventional energy or other alternative energy may have a negative effect on our business.

A customer's decision to purchase HCF will be primarily driven by the return on investment resulting from the energy savings from HCF. Any fluctuations in economic and market conditions that impact the viability of conventional and other alternative energy sources, such as decreases in the prices of oil and other fossil fuels could cause the demand for HCF to decline. Although we believe current levels of retail energy prices support a reasonable return on investment for HCF, there can be no assurance that future retail pricing of conventional energy and other alternative energy will remain at such levels.

Existing regulations and changes to such regulations may present technical, regulatory and economic barriers to the purchase and use of HCF, which may significantly affect the demand for our products.

HCF is subject to oversight and regulations in accordance with national and local ordinances and regulations relating to safety, environmental protection, and related matters. We are responsible for knowing such ordinances and regulations, and must comply with these varying standards. Any new government regulations or utility policies pertaining to our product may result in significant additional expenses to us and our customers and, as a result, could cause a significant reduction in demand for our product.

The market for HCF is emerging and rapidly evolving, and its future success remains uncertain. If HCF is not suitable for widespread adoption or sufficient demand for HCF does not develop or takes longer to develop than we anticipate, we would be unable to generate revenue or to achieve or sustain profitability. In addition, demand for HCF in the markets and geographic regions where we operate may not develop or may develop more slowly than we anticipate. Many factors will influence the widespread adoption of HCF and demand for our products, including:

-	cost-effectiveness of HCF as compared with conventional and other alternative energy products and technologies;
-	performance and reliability of HCF as compared with conventional and other alternative energy products and technologies;
-	capital expenditures by customers that tend to decrease if the PRC or global economy slows down; and
-	availability of government subsidies and incentives.

Our limited marketing capability limits our ability to generate revenue.

We have limited marketing capabilities and resources to expend on marketing HCF technology.  To achieve market penetration we will have to undertake significant efforts and expenditures to create awareness of, and demand for, our HCF technology and products.  Our ability to penetrate the market and build our customer base will be substantially dependent on our marketing efforts, including our ability to encourage power plants to convert the plants to be compatible with our HCF technology.  No assurance can be given that we will succeed. Our failure to successfully develop our marketing capabilities, both internally and through third-party joint ventures, would negatively impact our ability to generate revenue and have a material adverse effect on our business, operating results and financial condition.

We are dependent on key personnel and the loss of the services of these personnel could harm our business.

Our success in the HCF technology business largely depends upon the efforts of our executive officers and those who are developing the HCF technology and the employees hired by Qinzhou or by us to assist such principals in developing such technology.  The loss of the services of any of these individuals could have a material adverse effect on our HCF business and prospects.  There can be no assurance that we will be able to retain the services of such individuals in the future.  Our success will be dependent upon our ability to hire and retain qualified technical, research, management, marketing and financial personnel. We will compete with other companies with greater financial and other resources for such personnel.  Although Qinzhou has not to date experienced difficulty in attracting qualified personnel, there can be no assurance that it will be able to retain the personnel it hires or acquire additional qualified personnel as and when needed.

Risk Factors Relating to Our Common Stock:

We are registering an aggregate of 5,000,000 shares of common stock that could be issued under an equity purchase agreement arrangement with Southridge Partners II LP. The sale of such shares could depress the market price of our common stock.

We are registering an aggregate of 5,000,000 shares of common stock under this registration statement covering shares of our common stock that may be issued under an Equity Purchase Agreement with Southridge Partners II LP (“Southridge”). The resale of the shares of common stock by Southridge into the public market will dilute the ownership interest and share of any dividends declared by the Company and could depress the market price of our common stock.

To date, we have not paid any cash dividends and no cash dividends are expected to be paid in the foreseeable future.

We do not anticipate paying cash dividends on our common stock in the foreseeable future and we may not have sufficient funds legally available to pay dividends. Even if the funds are legally available for distribution, we may nevertheless decide not to pay any dividends. We intend to retain all earnings for our operations.

The application of the “penny stock” rules could adversely affect the market price of our common stock and increase your transaction costs to sell those shares.

As long as the trading price of our common shares is below $5 per share, the open-market trading of our common shares will be subject to the “penny stock” rules. The “penny stock” rules impose additional sales practice requirements on broker-dealers which sell securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of securities and have received the purchaser’s written consent to the transaction before the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the broker-dealer must deliver, before the transaction, a disclosure schedule prescribed by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. These additional burdens imposed on broker-dealers may restrict the ability or decrease the willingness of broker-dealers to sell our common shares, and may result in decreased liquidity for our common shares and increased transaction costs for sales and purchases of our common shares as compared to other securities.

Our common shares are thinly traded and, you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

The Company cannot predict the extent to which an active public market for its common stock will develop or be sustained. However, the Company does not rule out the possibility of applying for listing on the Nasdaq National Market or other exchanges.

Our common shares historically are "thinly-traded" on the OTCQB and OTCBB, meaning that the number of persons interested in purchasing our common shares at or near bid prices at any given time may be relatively small or non-existent.  This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable.  As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price.  We cannot give you any assurance that a broader or more active public trading market for our common stock will develop or be sustained, or that current trading levels will be sustained.

The market price for our common stock is particularly volatile given our status as a relatively small company with a small and thinly traded “float” and lack of current revenues that could lead to wide fluctuations in our share price.   The price at which you purchase our common stock may not be indicative of the price that will prevail in the trading market.  You may be unable to sell your common stock at or above your purchase price if at all, which may result in substantial losses to you.

The market for our common stock is characterized by significant price volatility when compared with seasoned issuers, and we expect our share price will continue to be more volatile than a seasoned issuer for the indefinite future.  The volatility in our share price is attributable to a number of factors.  First, as noted above, our common shares are sporadically and/or thinly traded.  As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our shareholders may disproportionately influence the price of those shares in either direction.  The price for our shares could, for example, decline precipitously in the event that a large number of our common shares are sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price.  Secondly, we are a speculative or "risky" investment due to our lack of revenues or profits to date and uncertainty of future market acceptance for our current and potential products.  As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer.  The following factors may add to the volatility in the price of our common shares: actual or anticipated variations in our quarterly or annual operating results; adverse outcomes; and additions or departures of our key personnel, as well as other items discussed under this "Risk Factors" section, as well as elsewhere in this annual report.

Many of these factors are beyond our control and may decrease the market price of our common shares, regardless of our operating performance.  We cannot make any predictions or projections as to what the prevailing market price for our common shares will be at any time, including as to whether our common shares will sustain their current market prices, or as to what effect that the sale of shares or the availability of common shares for sale at any time will have on the prevailing market price.  However, we do not rule out the possibility of applying for listing on the Nasdaq National Market or other exchanges.

Stockholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses.  Our management is aware of the abuses that have occurred historically in the penny stock market.  Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.  The occurrence of these patterns or practices could increase the volatility of our share price.

Our corporate actions are substantially controlled by our principal shareholders and affiliated entities.

As of November 24, 2015, our principal stockholders and their affiliated entities own 55.93% of our outstanding common shares, representing 55.93% of our voting power. These stockholders, acting individually or as a group, could exert substantial influence over matters such as electing directors and approving mergers or other business combination transactions. In addition, because of the percentage of ownership and voting concentration in these principal stockholders and their affiliated entities, elections of our BOD will generally be within the control of these stockholders and their affiliated entities. While all of our stockholders are entitled to vote on matters submitted to our stockholders for approval, the concentration of shares and voting control presently lies with these principal stockholders and their affiliated entities. As such, it would be difficult for stockholders to propose and have approved proposals not supported by management. There can be no assurance that matters voted upon by our officers and directors in their capacity as stockholders will be viewed favorably by all stockholders of the company.

The elimination of monetary liability against our directors, officers and employees under Nevada law and the existence of indemnification rights to our directors, officers and employees may result in substantial expenditures by our company and may discourage lawsuits against our directors, officers and employees.

Our articles of incorporation contains a provision that eliminates the liability of our directors for monetary damages to our company and shareholders to the extent allowed under Nevada law and we are prepared to give such indemnification to our directors and officers to the extent provided by Nevada law.  The foregoing indemnification obligations could result in our company incurring substantial expenditures to cover the cost of settlement or damage awards against directors and officers, which we may be unable to recoup.  These provisions and resultant costs may also discourage our company from bringing a lawsuit against directors and officers for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our shareholders against our directors and officers even though such actions, if successful, might otherwise benefit our company and shareholders.

Legislative actions, higher insurance costs and potential new accounting pronouncements may impact our future financial position and results of operations.

There have been regulatory changes, including the Sarbanes-Oxley Act of 2002, and there may potentially be new accounting pronouncements or additional regulatory rulings that will have an impact on our future financial position and results of operations. The Sarbanes-Oxley Act of 2002 and other similar rule changes are likely to increase general and administrative costs and expenses. Additionally, there could be changes in certain accounting rules. These and other potential changes could materially increase the expenses we report under generally accepted accounting principles, and adversely affect our operating results.

The market price for our stock may be volatile which may place downward pressure on our stock price.

The market price for our stock may be volatile and subject to wide fluctuations in response to factors including the following:

-	actual or anticipated fluctuations in our quarterly operating results;
-	changes in financial estimates by securities research analysts;
-	conditions in alternative energy and coal-based product markets;
-	changes in the economic performance or market valuations of other alternative energy and coal-based products companies;
-	announcements by us or our competitors of new products, acquisitions, strategic partnerships, joint ventures or capital commitments;
-	addition or departure of key personnel;
-	intellectual property litigation; and
-	general economic or political conditions in China.

In addition, the securities market has from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our stock.

We may need additional capital, and the sale of additional shares or other equity securities could result in additional dilution to our shareholders.

We may require additional cash resources due to changed business conditions or other future developments, including any investments or acquisitions we may decide to pursue.  If our resources are insufficient to satisfy our cash requirements, we may seek to sell equity or debt securities or obtain a credit facility.  The sale of equity securities could result in dilution to our shareholders.  The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations.  We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.

Shares eligible for future sale may adversely affect the market.

From time to time, certain of our stockholders may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act, subject to certain limitations. In general, pursuant to amended Rule 144, non-affiliate stockholders may sell freely after six months subject only to the current public information requirement (which disappears after one year). Affiliates may sell after six months subject to the Rule 144 volume, manner of sale (for equity securities), current public information and notice requirements.

We will incur increased costs as a result of being a public company.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company.  In addition, the Sarbanes-Oxley Act, as well as new rules subsequently implemented by SEC, has required changes in corporate governance practices of public companies.  We expect these new rules and regulations to increase our legal, accounting and financial compliance costs and to make certain corporate activities more time-consuming and costly. In addition, we will incur additional costs associated with our public company reporting requirements. We are currently evaluating and monitoring developments with respect to these new rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus contains certain forward-looking statements. When used in this Prospectus or in any other presentation, statements which are not historical in nature, including the words “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” “may,” “project,” “plan” or “continue,” and similar expressions are intended to identify forward-looking statements. They also include statements containing a projection of revenues, earnings or losses, capital expenditures, dividends, capital structure or other financial terms.

The forward-looking statements in this Prospectus are based upon our management’s beliefs, assumptions and expectations of our future operations and economic performance, taking into account the information currently available to them. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties, some of which are not currently known to us that may cause our actual results, performance or financial condition to be materially different from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. These forward-looking statements are based on our current plans and expectations and are subject to a number of uncertainties and risks that could significantly affect current plans and expectations and our future financial condition and results.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this Prospectus might not occur. We qualify any and all of our forward-looking statements entirely by these cautionary factors. As a consequence, current plans, anticipated actions and future financial conditions and results may differ from those expressed in any forward-looking statements made by or on our behalf. You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented herein.

ITEM 4.       USE OF PROCEEDS

We will not receive any proceeds from the sale of Shares by the selling stockholder. However, we will receive proceeds from the sale of securities pursuant to the EP Agreement. The proceeds received from any “Puts” tendered to Southridge under the EP Agreement will be used for payment of general corporate and operating expenses.

ITEM 5.       DETERMINATION OF OFFERING PRICE

The proposed maximum offering price is determined by ninety percent (90%) of the lowest daily volume weighted average prices of the common stock during the period beginning on the effective date of a Put Notice, as defined in the EP Agreement and ending on and including the date that is ten (10) trading days after such effective date of the Put Notice (the “Pricing Period”). The offering price does not reflect market forces, and it should not be regarded as an indicator of any future market price of our securities.

ITEM 6.       DILUTION

The sale of our common stock to Southridge in accordance with the EP Agreement will have a dilutive impact on our shareholders.  As a result, our net income per share could decrease or net loss per share could increase in future periods and the market price of our common stock could decline. In addition, the lower our stock price is at the time we exercise our put option, the more shares of our common stock we will have to issue to Southridge in order to drawdown on the EP Agreement. To the extent our stock price decreases during the Pricing Period, then our existing shareholders would experience greater dilution.

ITEM 7.       SELLING SECURITY HOLDERS

We are registering for resale shares of our common stock that are issued and outstanding held by the selling stockholder identified below. We are registering the Shares to permit the selling stockholder to resell the shares when and as they deem appropriate in the manner described in the “Plan of Distribution.”  As of the date of this Prospectus, there are 60,206,655 shares of common stock issued and outstanding.

The following table sets forth:

●	the name of the selling stockholder,

●	the number of shares of our common stock that the selling stockholder beneficially owned prior to the offering for resale of the shares under this Prospectus,

●	the maximum number of shares of our common stock that may be offered for resale for the account of the selling stockholder under this Prospectus, and

●	the number and percentage of shares of our common stock to be beneficially owned by the selling stockholder after the offering of the shares (assuming all of the offered shares are sold by the selling stockholder).

The selling stockholder has never served as our officer or director or any of its predecessors or affiliates within the last three years, nor has the selling stockholder had a material relationship with us.

The selling stockholder is neither a broker-dealer nor an affiliate of a broker-dealer.  The selling stockholder did not have any agreement or understanding, directly or indirectly, to distribute any of the shares being registered at the time of purchase.

The selling stockholder may offer for sale all or part of the shares from time to time. The table below assumes that the selling stockholder will sell all of the shares offered for sale. A selling stockholder is under no obligation, however, to sell any shares pursuant to this Prospectus.

Name	Shares of Common Stock Beneficially Owned prior to Offering (1)	Maximum Number of Shares of Common Stock to be Offered	Number of Shares of Common Stock Beneficially Owned after Offering	Percent Ownership after Offering

Southridge Partners II LP (2)	-	5,000,000	0	0%

(1)

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, securities that are currently convertible or exercisable into shares of our common stock, or convertible or exercisable into shares of our common stock within 60 days of the date hereof are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to the following table, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name.

(2)	Southridge Advisers II LLC is the general partner of Southridge Partners II LP and has the voting and dispositive power over the shares owned by the selling shareholder. Stephen Hicks and Henry Sargent are each a manager of the general partner.

ITEM 8.       PLAN OF DISTRIBUTION

The selling stockholder may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholder may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales after this registration statement becomes effective;

●	broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

●	through the writing of options on the shares;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The selling stockholder may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholder cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholder. The selling stockholder and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this Prospectus, are "underwriters" as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

The investor will not retain discretion to reject a put, or to waive the conditions of Sections 7.2(e) or 7.2(f), should a delisting event or material adverse change occur. Section 7 pertains to conditions precedent necessary in order for the Company to issue a put notice. The section does not provide for the termination of the contract, but suspends the right of the issuer to deliver a put notice until such conditions are met. The presence of absence of those conditions are factual and do not allow for discretion on the part of the investor. 7.2(e) relates to a material adverse effect. This determination would come from the issuer and its counsel (not the investor) prior to issuing a put. The investor has no way of making that determination outside of public disclosure. 7.2(f) relates to a trading suspension or delisting. If this condition exists, then the Company cannot issue a put notice to investor until and unless the suspension is lifted or the shares are re-listed. In either situation, the issuer has no right to deliver a put and investor has no discretion to accept a put. Please refer to Exhibit 10.8 the Equity Purchase for further details.

Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act of 1933.

We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933.

The selling stockholder acquired the securities offered hereby in the ordinary course of business and have advised us that it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of its shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this Prospectus.

If the selling stockholder uses this Prospectus for any sale of the shares of common stock, it will be subject to the Prospectus delivery requirements of the Securities Act of 1933.

The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling stockholder.

ITEM 9.       DESCRIPTION OF SECURITIES TO BE REGISTERED

Authorized Capital Stock

We are authorized to issue 150,000,000 shares of common stock, $0.001 par value per share, and 10,000 shares of preferred stock.

Common Stock

As of the date hereof, 60,206,655 shares of common stock are issued and outstanding.

The holders of our common stock have equal ratable rights to dividends from funds legally available if and when declared by our board of directors and are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs. Our common stock does not provide the right to a preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights. Our common stockholders are entitled to one non-cumulative vote per share on all matters on which shareholders may vote.

All shares of common stock now outstanding are fully paid for and non-assessable.  We refer you to our Articles of Incorporation, By-laws and the applicable statutes of the state of Nevada for a more complete description of the rights and liabilities of holders of our securities.  All material terms of our common stock have been addressed in this section.

Holders

As of November 24, 2015, there were approximately 900 record holders of our common stock.

Dividends

We have never declared or paid any cash dividends on shares of our capital stock. We currently intend to retain earnings, if any, to fund the development and growth of our business and do not anticipate paying cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, cash needs and growth plans.

Options

The following table sets forth information with respect to stock options outstanding at November 24, 2015:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding at November 24, 2015	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable at November 24, 2015	Weighted Average Exercise Price

$3.50	60,000	3.75	$3.50	60,000	$3.50
$1.00	60,000	4.75	$1.00	60,000	$1.00
$0.75	60,000	5.75	$0.75	60,000	$0.75
$0.50	60,000	8.75	$0.50	60,000	$0.50
$0.49	40,000	9.75	$0.49	10,000	$0.49
$0.45	60,000	7.75	$0.45	60,000	$0.45
$0.28	2,850,000	2.38	$0.28	-	-
$0.27	60,000	6.75	$0.27	60,000	$0.28
$0.25	1,600,000	8.50	$0.25	1,600,000	$0.25
Balance at November 24, 2015	4,850,000	3.50	$0.345	1,925,000	$0.57

ITEM 10.      INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this Prospectus as having prepared or certified any part of this Prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The validity of the shares of our common stock offered under this Prospectus is being passed upon for us by Logan Law Firm PLC (“Logan”). None of the partners of Logan holds any shares of our common stock.

The financial statements as of and for the years ended March 31, 2015 and 2014 included in this Prospectus and the registration statement have been audited by TAAD LLP, independent registered public accounting firm, (“TAAD”) to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

DESCRIPTION OF BUSINESS

General

AuraSource, Inc. (“AuraSource” or “Company”) was incorporated on March 15, 1990 and is focused on the development and production of environmentally friendly and cost effective industrial energy and feedstock used for industrial applications. AuraCoal, AuraSource’s core technology, includes ultrafine grinding and impurities removal. Initial industrial applications of AuraSource technology are ultra-fine coal water mixture for heavy oil substitution, and low grade iron ore fine and slimes beneficiation. AuraSource formed AuraSource Qinzhou Co. Ltd., a wholly owned subsidiary in China (“Qinzhou”), to acquire these types of Hydrocarbon Clean Fuel (“HCF”) technologies, performing research and development related to the reduction of harmful emission and energy costs for HCF technology and products based on this technology, licensing HCF technology to third parties and selling services and products derived from this technology. We have developed seven patented technologies: 1) ultrafine grinding and 2) ultrafine separation.

On February 15, 2012, we entered into an agreement with Gulf Coast Holdings, LLC (“GCH”) to reserve export ready one million tons of 64% Fe higher content iron ore and 13 million of 45% grade lower content iron ore, and two million tons of manganese ore. We agreed to issue 16 million shares of our common stock to GCH or its assigns (“Mineral Deposit Shares”). The Mineral Deposit Shares shall vest and be delivered as follows; five million immediately, 11 million upon the successful completion of the first customer order of total revenue over $5 million. Success shall be defined as customer acceptance of order and final payment. To the extent a successful order does not occur, the unvested Mineral Deposit Shares shall be returned to our treasury and cancelled. Additionally, we entered into an agreement with Gulf Coast Mining Group, LLC (“GCM”) to purchase (i) higher content iron ore, lower content iron ore and manganese ore (collectively, the “Minerals”) which will be delivered loose in bulk modified FOB. We entered into an agreement with GCH appointing GCH as the exclusive North American licensee for use and exploitation of our technology as it relates to applications involving precious metals in exchange for royalty payments of 5% of gross revenues.

AuraSource’s Key Technology

We believe our AuraCoalTM technology is a next generation of hydrocarbon clean fuel technology. It involves grinding coal into very fine particles, mixing it with water and selected additives to make slurry mixture and using a proprietary biological treatment of the coal slurry to reduce heavy minerals, such as sulfur.  We believe such fuel will have sufficient fluidity to move through pipelines, process delivery piping and burner injection nozzles. Our goal is to demonstrate to power plants, coal-gasification plants and similar users that our AuraCoal technology can convert their plants to use the technology at a lower cost than any current alternative.  Given sufficient capital and development of our AuraCoal technology, we plan to market it to plants in China and the United States (“US”) with the objective of having a beta demonstration site in each country.

Given sufficient capital, development and protection of our AuraCoal technology, among other factors, AuraSource plans to utilize the AuraCoal technology as follows:

-	license AuraCoal technology to international clients in applicable industries, such as coal producers, power plants and coal-gasification plants;
-	develop strategic partnerships to deliver consulting services with respect to design, engineering, procurement and construction for AuraCoal applications;
-	enter into joint ventures with coal producers to supply AuraCoal treated coal to power plants;
-	process coal using AuraCoal technology and sell such coal to end users at a marked-up price;
-	assist customers to convert their plants to AuraCoal rather than oil, gas or other natural resources in order to save energy costs; and
-	establish centers for processing coal with our HCF technology to supply power plants, coal-gasification plants, and other customers.

AuraCoalTM Clean Coal Technology

AuraCoal is patented technology designed to remove sulfur and ash from coal pre-combustion. This reduces energy costs and helps to eliminate harmful emissions. This proprietary clean coal technology produces a coal water mixture, which contains only trace amounts of sulfur and ash and constitutes an alternative to oil or natural gas. AuraCoal can be delivered via pipeline in a non-volatile state. AuraSource’s intellectual property portfolio includes ultrafine grinding and ultrafine separation processes, which will enable us to produce a high purity, cleaner burning fuel and to reduce the cost for several industrial applications.

Ultrafine Grinding

Ultrafine grinding utilizes a fluid shock wave to grind slurry materials into ultrafine scale. The shock wave is generated when pressurized slurry (5-30 magapascal (Mpa)) goes through the grinding chamber. The shock wave carries energy and creates shear, collision and cavitation effects which cause particles in the slurry to reduce to an ultrafine size. As a result, when used in coal water slurry grinding, the coal water slurry can be pulverized and its fluidity improved.

Ultrafine Separation

Ultrafine separation separates different size particles with different densities in the slurry. The minimum particle size for conventional jigging and heavy media cycloning is 0.2 mm which makes it difficult to remove inorganic minerals. The settling velocity of particles in the slurry becomes very low under normal gravity when particles are fine. Particles settling may even stop due to interaction between particles and disturbance caused by other ultrafine particles in the slurry. Therefore, conventional separation equipment based on gravity is not effective. Our technology enables particles separation by applying 10-100 gravity which allows impurities and unwanted substances to be removed.

The conversion to an AuraCoal system is designed to deliver immediate and substantive reductions in harmful particle emissions as well as savings in transportation, processing and safety costs. AuraSource is implementing the AuraCoal technology in a large scale coal water mixture plant in Wuxi, China and plans to commercialize such AuraCoal technology in 2014. AuraCoal is a new generation of HCF technology. With the adoption of our proprietary AuraCoal Clean Coal technology, we believe we will be able to convert old coal systems into power generating systems that produce emissions containing only trace amounts of sulfur and ash.

We believe AuraCoal technology can:

-	reduce harmful emissions and energy costs;
-	reduce and/or eliminate the need for scrubbers;
-	reduce a power plant’s need for related precipitators and/or sulfur acceptors; and
-	enable a power plant to effectively manage its carbon emissions.

There can be no assurance we will be able to carry out our plans for our HCF technology, including AuraCoal and AuraFuel. Our ability to pursue this strategy is subject to the availability of additional capital and further development of our HCF technology.  We will also need to finance the cost of effectively protecting our intellectual property rights in the US and abroad where we intend to market our technology and products.

HCF Overview

We believe our HCF technology will provide an emerging type of energy saving and emission reducing fuel substitute for oil. The HCF coal product appears to exhibit fuel economy, liquidity and stability, ease of loading and unloading, storage and transportation without precipitation of the product. It seems to be conducive to pumping over long-distance pipelines, transport by railway and truck tankers and maritime shipping.

HCF atomization performance depends on the energy value of coal preparation and concentration, which we believe is generally the equivalent of half the energy value of heavy oil, industrial boilers, industrial kilns, power generation boiler oil and coal combustion generation.

We believe HCF has a broad range of industrial applications. Our initial objective will be to pursue applications related to power plants and industrial boilers, including steam and hot water boilers.

First Generation Coal-Water Slurry (Slurry Generation)

The first generation of HCF occurred at the US Black Mesa coal slurry pipeline, which is the only operating long-distance coal-water slurry pipeline in the world. See www.informaworld.com/index/778734328.pdf. This pipeline traverses 273 miles, with an annual capacity of 4,800,000 tons. See http://www.britannica.com/EBchecked/topic/68053/Black-Mesa-pipeline. The purpose of liquefying the coal was to transport the coal economically.

The Second Generation Hydrocarbon Clean Fuel (Mixture Generation)

In the second generation process, coal is a coal-water slurry processed with new products, consisting of 65% to 70% coal and 30% to 35% water and trace chemical additives prepared in a paste, commonly known as high concentration coal-water slurry, or water coal slurry.

The Third Generation Hydrocarbon Clean Fuel (The Ultra-Fine Coal-Water Fuel Generation)

We believe our technology will be the third generation of HCF technology. We believe the third generation HCF will be a lower-cost and more efficient technology that can be used in greater depth and in a wider array of applications, and may be an alternative to oil resource applications. We expect the third generation HCF technology will contain only trace amounts of sulfur and ash, in fine particle sizes, which allows burning of the mixture to cause minor wear and tear on equipment. Additionally, we believe the use of ultra-fine grinding machines allows preparation of an ultra-fine paste for a new type of fuel. We believe the HCF technology may yield potential environmental advantages relative to heavy oil.

Competition

We face competition from companies like Arch Coal, Peabody Massey Energy Company, CONSOL Energy, Foster-Wheeler, GreatPoint Energy, Evergreen Energy, Inc., CoalTek, Inc., Babcock & Wilcox Company, and Yanzhou Coal Mining Company as well as numerous universities and government agencies which have greater financial, marketing, distribution and technological resources than we have, and  may have more well-known brand names.  They may also seek to enter and compete with us in our market.

More indirect competition comes from alternative low-pollution energy sources, including: wind, bio-fuels and solar; all of which need additional technological advancements to be able to produce power at the scale of coal-fueled plants.

Patent and Trademarks

The Company currently relies on patents, unregistered trademarks, and confidentiality of trade secrets.  Our ability to compete effectively will depend on our success in protecting the HCF proprietary technology, both in the US and abroad.  There are numerous patents or patent applications relating to HCF technology. We have filed for patent protection and taken the steps required to obtain international patent protection. Currently, we have received seven patents for our proprietary clean coal technology, AuraCoal™, from the State Intellectual Property Office of the People's Republic of China. The AuraCoal™ patent covers a methodology for preparing an ultra-low ash coal-water-slurry that can significantly improve the yield of coal and improve the granularity of coal slurry fuel by improving the fluidity and increasing fuel particle concentration.

No assurance can be given that any patents relating to the HCF technology will be issued by the US or any foreign patent offices.  Further, no assurance can be given that we will receive any patents in the future based on the continued development of the HCF technology, or that the HCF technology patent protection within and/or outside of the US will be sufficient to deter others, legally or otherwise, from developing or marketing competitive products utilizing our HCF technology.  If patent protection is not available for the HCF technology, we plan to treat it as a trade secret.  There can be no assurance we will be successful in this regard.

In addition to seeking patent protection, we will rely on trade secrets, know-how and continuing technological advancement to seek to achieve and thereafter maintain a competitive advantage in the HCF market.  Although we have entered into or intend to enter into confidentiality and invention agreements with our employees, consultants and advisors, no assurance can be given that such agreements will be honored or that we will be able to effectively protect our rights to our unpatented trade secrets and know-how.  Moreover, no assurance can be given that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets and know-how.

Government Regulations

United States

We believe that existing and proposed legislation and regulations could impact fossil fuel-fired, and specifically coal-fired, power generating facilities nationally and internationally.

The following briefly describes the most significant existing national laws and regulations affecting the potential market for coal processed using our technology. State and regional policies may also impact our market.

The Clean Air Act and Acid Rain Program.     The Clean Air Act of 1970, as amended, is currently the primary mechanism for regulating emissions of sulfur dioxide and nitrogen oxide from coal-fired power generating facilities. A key component of the act regulates sulfur dioxide and nitrogen oxide emissions. Specifically, title IV set a goal of reducing sulfur dioxide emissions by 10 million tons below 1980 levels and imposed a two-phased tightening of restrictions on fossil fuel-fired power plants. Phase I began in 1995 and focused primarily on coal-burning electric utility plants in the east and midwest. In 2000, Phase II began and this phase tightened the annual emissions' limits on larger higher emitting plants and set restrictions on smaller, cleaner plants fired by coal, oil, and gas. The Acid Rain Program calls for a two million ton reduction in nitrogen oxide emission and focuses on one set of sources that emit nitrogen oxide: coal-fired electric utility boilers. Beginning in January 2000, nitrogen oxide emissions are to be reduced 900,000 tons per year beyond the 1.2 million per year reduction set by the EPA in 1995.

Clean Air Interstate Rule.     The Clean Air Interstate Rule was finalized by the EPA in March 2005. Once fully implemented, this rule will reduce sulfur dioxide emissions in 28 states and the District of Columbia by more than 70% and nitrogen oxide emissions by more than 60% from the 2003 levels. Through the use of a cap-and-trade approach, the rule promises to achieve substantial reduction of sulfur dioxide and nitrogen oxide emissions. Reductions of nitrogen oxide emissions began in January 2009, followed by reductions of sulfur dioxide emissions in January 2010. The program will be fully implemented by January 2015.

Clean Air Mercury Rule.     The US Environmental Protection Agency, or EPA, finalized the Clean Air Mercury Rule, or CAMR, on March 15, 2005 to reduce mercury emissions from coal-fired power plants. Phase 1 of CAMR was set to go into effect on January 1, 2010. However, on February 8, 2008, the US Circuit Court of Appeals for the District of Columbia vacated the rule, requiring EPA to draft a new regulation. As a result of this ruling, it is likely that individual coal-fired boilers and power plants will be held to stringent levels of mercury emission reductions instead of averaging mercury emissions across multiple plants and across the country.

China

The Environmental Protection Law (“EPL”) of the People’s Republic of China (“PRC”) governs us and our HCF products.  The EPL, promulgated by the National People’s Congress on December 26, 1989, is the cardinal law for environmental protection in China. The law establishes the basic principle for coordinated advancement of economic growth, social progress and environmental protection, and defines the rights and duties of governments at all levels. Local environmental protection bureaus may set stricter local standards than the national standards and enterprises are required to comply with the stricter of the two sets of standards. The EPL requires any entity operating a facility that produces pollutants or other hazards to incorporate environmental protection measures into its operations and to establish an environmental protection responsibility system, which must adopt effective measures to control and properly dispose of waste gases, waste water, waste residue, dust or other waste materials.

Violators of the EPL and various environmental regulations may be subject to warnings, payment of damages and fines. Any entity undertaking construction work or manufacturing activities before the pollution and waste control and processing facilities are inspected and approved by the relevant environmental protection bureau may be ordered to suspend production or operations and may be fined. The violators of relevant environment protection laws and regulations may be exposed to criminal liability if violations result in severe loss of property, personal injuries or death.

In addition, China is a signatory to the 1992 United Nations Framework Convention on Climate Change and the 1997 Kyoto Protocol, which are intended to limit emissions of greenhouse gases.  Efforts to control greenhouse gas emission in China could result in reduced use of coal if power generators switch to sources of fuel with lower carbon dioxide emissions, which in turn could reduce the revenues of our business and have a material adverse effect on our results of operations.

 The Company endeavors to ensure the safe and lawful operation of its facilities in manufacturing and distribution of HCF and believes it is in compliance in all material respects with applicable PRC laws and regulations.

No enterprise may start production at its facilities until it receives approval from the Ministry of Commerce to begin operations.

Other

Any international plants will also be subject to various permitting and operational regulations specific to each country. International initiatives, such as the Kyoto Protocol, are expected to create increasing pressures on the electric power generation industry on a world-wide basis to reduce emissions of various pollutants, which management expects will create additional demand for our technology.

Employees

The Company currently has 16 full and part time employees and consultants.  The Company engages the services of independent consultants to assist it with management and business development.  We plan to engage additional full-time employees as our business expands.

DESCRIPTION OF PROPERTY

We currently lease 1,260 square feet of office space at 1490 South Price Road, Suite 219, Chandler, Arizona for $2,295 per month. The lease expires June 30, 2016 and $34,425 is due through the remainder of the lease. As of March 31, 2015, $0 is due under this lease. We lease 135 square meters of space in Jindi International Park B1-32B, Beijing, China for $2,470 per month which ended in May 2015. We lease 116 square meters of space in 129 Datian Street, Jiafa Building A33C, Jingan District, Shanghai, China for $1,068 per month expires in March 2016 and $12,816 is due through the remainder of the lease. We lease office space in Yong Fu West, Guangxi Province, Qinzhou, China for $266 per month which expires on December 31, 2015 and $2,394 is due through the remainder of the lease. We believe that our facilities are adequate to meet our current and near-term needs.

LEGAL PROCEEDINGS

We are currently not involved in any litigation that we believe could have a materially adverse effect on our financial condition or results of operations. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of our company or any of our subsidiaries, threatened against or affecting our company, our common stock, any of our subsidiaries or of our company’s or our company’s subsidiaries’ officers or directors in their capacities as such, in which an adverse decision could have a material adverse effect.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market

Our common stock is traded on the OTC QB Sheets under the ticker symbol ARAO. The closing price of the common stock on November 24, 2015 was $0.15 per share. The high and low closing bid prices for trading of our stock for each of the following quarters:

Quarterly period	High	Low
Fiscal year ended March 31, 2015:
First Quarter	$0.51	$0.30
Second Quarter	$0.36	$0.18
Third Quarter	$0.35	$0.13
Fourth Quarter	$0.49	$0.20
Fiscal year ended March 31, 2014:
First Quarter	$0.54	$0.15
Second Quarter	$0.45	$0.16
Third Quarter	$0.35	$0.16
Fourth Quarter	$0.52	$0.21

Holders

At November 24, 2015, the closing sales price of our common stock as reported on the OTCQB and OTCBB was $0.15 per share.  As of November 24, 2015, there were approximately 900 record holders of our common stock. Our transfer agent is Issuer Direct Corporation.

Dividends

We have never declared or paid any cash dividends on shares of our common or preferred stock. We currently intend to retain earnings, if any, to fund the development and growth of our business and do not anticipate paying cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, cash needs and growth plans.

Transfer Agent and Registrar

Issuer Direct Corporation is currently the transfer agent and registrar for our common stock. Its address is 500 Perimeter Park Drive Suite D, Morrisville NC 27560. Its phone number is 919.744.2722.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Cautionary Notice Regarding Forward-Looking Statements

This Registration Statement on Form S-1 (this “Registration Statement”) contains “forward-looking statements” within the meaning of the Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended. Forward-looking statements discuss matters that are not historical facts. Because they discuss future events or conditions, forward-looking statements may include words such as “anticipate,” “believe,” “estimate,” “intend,” “could,” “should,” “would,” “may,” “seek,” “plan,” “might,” “will,” “expect,” “predict,” “project,” “forecast,” “potential,” “continue” negatives thereof or similar expressions. These forward-looking statements are found at various places throughout this Registration Statement and include information concerning possible or assumed future results of our operations; business strategies; future cash flows; financing plans; plans and objectives of management; any other statements regarding future operations, future cash needs, business plans and future financial results, and any other statements that are not historical facts.

From time to time, forward-looking statements also are included in our periodic reports on Forms 10-K, 10-Q and 8-K, in our press releases, in our presentations, on our website and in other materials released to the public. Any or all of the forward-looking statements included in this Registration Statement and in any other reports or public statements made by us are not guarantees of future performance and may turn out to be inaccurate. These forward-looking statements represent our intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors.  Many of those factors are outside of our control and could cause actual results to differ materially from the results expressed or implied by those forward-looking statements. In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we have described. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this Registration Statement. All subsequent written and oral forward-looking statements concerning other matters addressed in this Registration Statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this Registration Statement.

For a discussion of factors that we believe could cause our actual results to differ materially from expected and historical results see “Item 1A - Risk Factors” in our Annual Report on Form 10-K for the year ended March 31, 2015 filed with the Securities and Exchange Commission.

Overview

We focus on the development and production of environmentally friendly and cost effective industrial energy and feedstock used for industrial applications. AuraCoal, AuraSource’s core technology, includes ultrafine grinding and impurities removal processes. Initial industrial applications of AuraSource technology are ultra-fine coal water mixture for heavy oil substitution, and low grade iron ore fine and slimes beneficiation. AuraSource formed Qinzhou to acquire these types of HCF technologies, performing R&D related to the reduction of harmful emission and energy costs for HCF technology and products based on this technology, licensing HCF technology to third parties and selling services and products derived from this technology. We have developed seven patented technologies: 1) ultrafine grinding and 2) ultrafine separation.

On February 15, 2012, we entered into an agreement with GCH to reserve export ready one million tons of 64% Fe higher content iron ore and 13 million tons of 45% grade lower content iron ore, and two million tons of manganese ore. We agreed to issue the Mineral Deposit Shares to GCH or its assigns. The Mineral Deposit Shares shall vest and be delivered as follows; five million immediately, 11 million upon the successful completion of the first customer order of total revenue over $5 million. Success shall be defined as customer acceptance of order and final payment. To the extent a successful order does not occur the unvested Mineral Deposit Shares shall be returned to our treasury and cancelled. As of June 29, 2015, this has not been achieved. Additionally, we entered into an agreement with GCM to purchase Minerals which will be delivered loose in bulk modified FOB. We entered into an agreement with GCH appointing GCH as the exclusive North American licensee for use and exploitation of our technology as relates to applications involving precious metals in exchange for royalty payments of five percent of gross revenues.

Results of Operations

For the Three Months Ended September 30, 2015 and 2014

Revenues

Revenues were $0 for the three months ended September 30, 2015 and 2014, respectively.

Gross Profit

Gross profit was $0 for the three months ended September 30, 2015 and 2014.

General and Administrative Expenses

General and administrative expenses were $310,667 and $398,009 for the three months ended September 30, 2015 and 2014, respectively. The decrease of $87,342 was due primarily to an overall reduction in expenses to conserve cash.

Interest Income (Expense) and Other

Interest income (expense) and other was $(3,917) and $(2,140) for the three months ended September 30, 2015 and 2014, respectively. The interest expense for the three months ended September 30, 2015 and 2014 was primarily due to the outstanding note payables.

For the Six Months Ended September 30, 2015 and 2014

Revenues

Revenues were $0 and $45,000 for the six months ended September 30, 2015 and 2014, respectively. The decrease in revenue was attributable to the not shipping minerals for processing.

Gross Profit

Gross profit was $0 and $28,500 for the six months ended September 30, 2015 and 2014.

General and Administrative Expenses

General and administrative expenses were $645,200 and $786,313 for the six months ended September 30, 2015 and 2014, respectively. The decrease of $141,113 was due primarily to an overall reduction in expenses to conserve cash.

Interest Income (Expense) and Other

Interest income (expense) and other was $(5,689) and $(83,622) for the six months ended September 30, 2015 and 2014, respectively. The interest expense for the six months ended September 30, 2015 was primarily due to the outstanding note payables. The interest expense for the six months ended September 30, 2014 was primarily due to finance charges incurred in connection with obtaining loans from unrelated parties. The decrease was the result of the payoff of notes payable.

Liquidity and Capital Resources

Net cash provided by / (used) in operating activities was $(129,748) and $168,385 in the six months ended September 30, 2015 and 2014, respectively. The increase in cash used for operations was mainly due to a customer deposit in 2014 offset by the reduced net loss.

Net cash used in investing activities was $4,839 and $0 in the six months ended September 30, 2015 and 2014, respectively. The increase was due to amounts paid for patents.

Net cash provided by financing activities was $129,656 and $122,342 in the six months ended September 30, 2015 and 2014, respectively.

The Company suffered recurring losses from operations and has an accumulated deficit of $13,047,044 at September 30, 2015. The Company has incurred losses of $650,888 and $841,435 for the six months ended September 30, 2015 and 2014, respectively. The Company has not continually generated significant revenues. Unless our operations continue to generate significant revenues and cash flows from operating activities, our continued operations will depend on whether we are able to raise additional funds through various sources, such as equity and debt financing, other collaborative agreements and strategic alliances. Our management is actively engaged in seeking additional capital to fund our operations in the short to medium term. Such additional funds may not become available on acceptable terms and there can be no assurance that any additional funding that we do obtain will be sufficient to meet our needs in the long term.

Results of Operations for the Fiscal Year 2015 Compared to Fiscal Year 2014

Revenues

Revenues were $519,168 and $454,820 for 2015 and 2014, respectively. The increase in revenue was attributable to the commencement of shipping minerals and the sale of mineral processing technology.

Cost of Sales

Cost of sales was $444,149 and $222,189 for the years ended March 31, 2015 and 2014, respectively.

Selling, General and Administrative Expenses

Selling, general and administrative (“SG&A”) expenses were $1,431,572 and $1,539,920 for the years ended March 31, 2015 and 2014, respectively.  The decrease in expense of $108,348 in selling, general and administrative expenses was due to a decrease in stock compensation.

Interest Income (Expense) and Other, Net

Interest income (expense) and other, net was ($98,353) and ($1,478,589) in 2015 and 2014, respectively.   The interest expense for the year ending March 31, 2015 was primarily due to the outstanding note payables. The interest expense for the year ending March 31, 2014 was primarily due to finance charges incurred in connection with obtaining loans from related and unrelated parties and recording $197,083 in interest income (expense) and other, for issuance of 437,963 common shares in lieu of these charges and a loss on settlement of customer deposit of $62,500. In addition, the Company recorded amortization of the beneficial conversion feature on convertible notes payable of $66,834 for the year ending March 31, 2014.

Liquidity and Capital Resources

Net cash used in operating activities was $611,079 and $873,496 in 2015 and 2014, respectively. The decrease in cash used was primarily due to an increase in equity compensation and interest payable and decrease in accounts receivable which was partially offset by a decrease in accounts payable.

Net cash used in investing activities was $0 and $9,231 in 2015 and 2014, respectively. The decrease was due to less cash used for capital expenditures related to equipment purchases and amounts spent on patents in 2015 compared to 2014.

Net cash provided by financing activities was $609,751 and $818,331 in 2015 and 2014, respectively.  The decrease in cash flows from financing activities was due to decreases in notes payable offset by issuance of common and increases due to related parties in 2015 compared to 2014.

The Company suffered recurring losses from operations and has an accumulated deficit of $12,396,156 at March 31, 2015.  Currently, we have not generated consistent revenues as of March 31, 2015, had a cash balance of $9,784. The Company is seeking various forms of financing.  Currently, the Company’s CEO and CFO are accruing their compensation. To the extent additional funding is not achieved this will delay our business plans. We believe we have sufficient cash resources for the next 3 months, in order to meet our business goals we will need to seek additional funding or enter into strategic partnerships.

Going Concern

We have incurred net recurring losses since inception, amounting to ($13,047,044) as of September 30, 2015 and had a stockholders’ deficiency of ($838,156). We will need to obtain additional working capital in order to continue to cover our ongoing cash expenses.

These factors raise substantial doubt about our ability to continue as a going concern. In addition, the current economic environment, which is characterized by tight credit markets, investor uncertainty about how to safely invest funds and low investor confidence, has introduced additional risk and difficulty to our challenge to secure needed additional working capital. Our Independent Registered Public Accountants have stated in their Auditor’s Report dated March 30, 2015 with respect to our financial statements as of and for the year ended March 31, 2015 that these circumstances raise substantial doubt about our ability to continue as a going concern.

During 2015, we restricted variable costs to only those expenses that are necessary to perform activities related to efforts to research and development and general administrative costs in support of such activities.

Our financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Sources of working capital and new funding being pursued by us include (i) sales of common stock and warrants, (ii) issuances of promissory notes and convertible promissory notes, and (iii) new equity investment and/or up front licensing fees from prospective new sublicensees. There can be no assurance that we will be successful in securing any of these sources of additional funding. In this event, we may be required to substantially or completely curtail our operations, which could have a material adverse effect on our operations and financial condition.

At September 30, 2015, current liabilities were primarily comprised of liabilities due to management aggregating $1,887,605.

Contractual Obligations and Commitments

Effective January 1, 2014, we entered into an employment agreement with Philip Liu, the Company’s CEO.  Under the employment agreement, Mr. Liu will receive a base salary of $240,000 per year and a guaranteed bonus of $40,000 per year.  Each quarter Mr. Liu shall receive 100,000 options to purchase the Company’s common at an exercise price of $0.25 per share. Mr. Liu will be eligible for an incentive bonus based on his performance.  Additionally, Mr. Liu will receive a car allowance of $500 per month and an office allowance of $500 per month.  The term of the contract is from January 1, 2014 to December 31, 2019.

Effective January 1, 2014, we entered into an employment agreement with Eric Stoppenhagen, the Company’s CFO.  Under the employment agreement, Mr. Stoppenhagen will receive a base salary of $120,000 per year and a guaranteed bonus of $20,000 per year.  Each quarter Mr. Stoppenhagen shall receive 100,000 options to purchase the Company’s common at an exercise price of $0.25 per share. Mr. Stoppenhagen will be eligible for an incentive bonus based on his performance.  Additionally, Mr. Stoppenhagen will receive a car allowance of $250 per month and an office allowance of $250 per month.  The term of the contract is from January 1, 2014 to December 31, 2019.

We currently do not have any other material commitments and contractual obligations.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Critical Accounting Policies

The preparation of our consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amount of expenses during the reporting period. On an ongoing basis, we evaluate our estimates which are based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. The result of these evaluations forms the basis for making judgments about the carrying values of assets and liabilities and the reported amount of expenses that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions. The following accounting policies require significant management judgments and estimates:

Revenue Recognition - The Company recognizes revenue in accordance with ASC 605, Revenue Recognition. ASC 605 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services rendered; (3) the fee is fixed and determinable; and (4) collectability is reasonably assured. When we are paid in advance for products or services we classify these amounts as deferred revenue. Upon the receipt of these products at the destination port, we recognize revenue. For services, we amortized the price over the term of the agreement.

Cost of goods sold- Cost of goods sold includes cost of inventory sold during the period, net of discounts and inventory allowances, freight and shipping costs, warranty and rework costs, and sales tax.

Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of- In accordance with ASC 360, we evaluate long-lived assets for impairment whenever events or changes in circumstances indicate that their net book value may not be recoverable. When such factors and circumstances exist, we compare the projected undiscounted future cash flows associated with the related asset or group of assets over their estimated useful lives against their respective carrying amount. Impairment, if any, is based on the excess of the carrying amount over the fair value, based on market value when available, or discounted expected cash flows, of those assets and is recorded in the period in which the determination is made. We currently believe there is no impairment of our long-lived assets. There can be no assurance, however, that market conditions will not change or demand for our products under development will continue. Either of these could result in future impairment of long-lived assets.

Certain reclassifications were made to the prior fiscal year amounts disclosed in the consolidated financial statements to conform to the presentation for the fiscal year ended March 31, 2015. These reclassifications had no effect on reported net loss or stockholders’ equity.

New Accounting Pronouncements

In August 2014, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update No. 2014-15, “Presentation of Financial Statements - Going Concern (Subtopic 205-40)”, which was issued in order to provide guidance about management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and to provide related financial statement disclosures. It requires that management evaluate whether there are conditions or events, when considered in the aggregate, that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date of both the annual and interim financial statements (“Going Concern Doubt”). The evaluation should be based on relevant conditions and events that are known and reasonably knowable at the date of the financial statements. When such evaluation determines that Going Concern Doubt does exist, then management is required to consider whether or not it is probable that its plans to mitigate the Going Concern Doubt can be effective and timely to address the Going Concern Doubt. This update provides disclosure requirements in the notes to financial statements both when such doubt is probable of being mitigated and when such doubt is not probable of being mitigated by management’s plans. This update is to become effective for annual and interim financial statements for fiscal years ending after December 15, 2016. As permitted thereunder, we have elected to implement this update early and it has been applied in the financial statements for the three and six months ended September 30, 2015 included in this Form 10-Q. Early adoption did not have a material effect on our financial position or results of operations.

In May 2014, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update No. 2014-09, “Revenue from Contracts with Customers (Topic 606)”, which amended the existing accounting standards for revenue recognition. This update is based on the principle that revenue should be recognized to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The Company is required to adopt this updated standard in the first quarter of fiscal 2018. Early adoption is not permitted. The amendments may be applied retrospectively to each prior period presented or retrospectively with the cumulative effect recognized as of the date of initial application. The Company is currently evaluating the impact of this update and the transition alternatives; however, at this time it does not expect it will have a material effect on the financial statements.

In July 2013, the Financial Accounting Standards Board issued Accounting Standards Update No. 2013-11, “Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists”. This update requires that an unrecognized tax benefit, or a portion of an unrecognized tax benefit, should be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward, unless the net operating loss carryforward, a similar tax loss, or a tax credit carryforward is not available at the reporting date under applicable tax law or if the company does not intend to use the tax benefit towards the settlement of a disallowed tax position, if any. Adoption of this standard did not have a material effect on our financial statements.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On April 4, 2014, we dismissed Goldman Kurland and Mohidin, LLP (“GKM”) as its independent registered public accounting firm. The decision was approved by our Board of Directors.

The reports of GKM on our financial statements for the fiscal years ended March 31, 2013 and 2012 did not contain an adverse opinion or disclaimer of opinion and were not modified as to uncertainty, audit scope, or accounting principles, except the report did contain an explanatory paragraph related to our ability to continue as a going concern. During the fiscal years ended March 31, 2013 and 2012, and the subsequent period through the date of this report, there were (i) no disagreements with GKM on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of GKM would have caused GKM to make reference to the subject matter of the disagreements in connection with its report, and (ii) no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

On April 4, 2014, we engaged TAAD, LLP (“TAAD”) our new independent registered public accounting firm. The appointment of TAAD was approved by our Board of Directors. During the fiscal years ended March 31, 2015 and 2014, we did not consult with TAAD on (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that may be rendered on the Company's financial statements, and TAAD did not provide either a written report or oral advice to the Company that was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue; or (ii) the subject of any disagreement, as defined in Item 304 (a)(1)(iv) of Regulation S-K and the related instructions, or a reportable event within the meaning set forth in Item 304(a)(1)(v) of Regulation S-K.

There have been no disagreements between the Company and either GKM or TAAD during the entire time that they were engaged by the Company.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

The following table lists the current members of our board of directors and our executive officers as of November 24, 2015. Our directors hold office until their successors have been duly elected and qualified. The address for our directors is c/o AuraSource, Inc., 1490 South Price Road, Suite 219, Chandler, AZ 85286. There are no family relationships among members of our board or our executive officers.

Name	Age	Position

Philip Liu	52	Chief Executive Officer, President and Chairman of the Board

Eric Stoppenhagen	42	Chief Financial Officer, Treasurer and a Director

Philip Liu was appointed Chief Executive Officer, President and Chairman of the Board in July 2008. Mr. Liu has served as a director of the Company since July 2008. Mr. Liu has 30 years of experience in international trade, business development, investment banking and financial services, as well as entrepreneurial ventures. He has worked both in China and in the United States and has led a number of entrepreneurial ventures, including two medical device distribution ventures, in China. Since founding the Company in 2005, Mr. Liu has served as the managing director of Timeway International Ltd, a Hong Kong company. Through Mr. Liu, Timeway International Ltd. has provided investment banking advisory services to clients such as BOT Capital, Okay Airways, Rothschild China, Sunray Group, iKang Group and Arrail Dental. Mr. Liu is also a director of MyOEM Inc., a private corporation which he co-founded in 2000. From 1994 to 2001, Mr. Liu was the Asia Business Venture Partner of the Phoenix, Arizona based investment-banking firm, Yee, Desmond, Schroeder & Allan Inc. From 1988 to 1989, Mr. Liu worked as a project manager with China Kanghua Development Corp., one of the Chinese State Council direct controlled investment firms located in Beijing, China.  While at China Kanghua Development Corp., Mr. Liu served on the negotiation team with multinational investment banking firms in a major industrial joint venture project. From 1987 to 1988, Mr. Liu worked as a project manager in China Ningbo Import & Export Corp. From 1984 to 1986, Mr. Liu worked as a research fellow at the Economic Research Institute of Wuhan Iron & Steel Group under the Ministry of Metallurgical Industry of China. Mr. Liu was born and raised in China. He graduated from Hubei Business School in 1984, after he visited the United States as an exchange student. Mr. Liu attended North Carolina State University and Campbell University (North Carolina) between 1990 and 1993. Mr. Liu obtained a MBA in corporate finance from Campbell University.  Mr. Liu is a resident of Phoenix, Arizona and is a U.S. Citizen.

Eric Stoppenhagen was appointed Chief Financial Officer (“CFO”) and Treasurer in July 2008. He has served as a director of the Company since July 2008. Mr. Stoppenhagen through his consulting company, Venor, Inc., provides financial and management services to small to medium-sized companies that either are public or desire to become public. He provides CFO services to these companies, including transaction advice, preparation of security filings and advice regarding compliance with corporate governance requirements.  Mr. Stoppenhagen has more than 15 years of financial experience having served in an executive capacity for several public and private companies, including Vice President of Finance and subsequently Interim President of Trestle Holdings, Inc. from 2003 to 2009; Interim President of WoozyFly Inc. from 2009 to 2010; Interim President of Trist Holdings, Inc. from 2007 to 2010; CFO and Director of AuraSource, Inc. from 2008 to 2010; President of Catalyst Lighting Group, Inc. in 2010; and, CFO of Jardinier Corp. from 2007 to 2008.  Mr. Stoppenhagen is a Certified Public Accountant and holds a Juris Doctorate and Masters of Business Administration both from George Washington University.  Additionally, he holds a Bachelor of Science in Finance and a Bachelor of Science in Accounting both from Indiana University.

All directors hold office until the next annual meeting of the stockholders of the Company and until their successors have been duly elected and qualified. The Company’s Bylaws provide that the BOD will consist of no less than three members. Officers are elected by and serve at the discretion of the BOD.

Board Experience

Our BOD has diverse and extensive knowledge and expertise in a broad range of industries that is of particular importance to us. This knowledge and experience includes operating, acquiring, financing development stage companies. In addition, our BOD has extensive and broad legal, auditing and accounting experience. Our BOD has numerous years of hands-on and executive experience drawn from a wide range of disciplines. Our current director was nominated to the BOD on the basis of the unique skills he brings to the board. We will select additional directors based upon the experience and unique skills they bring as well how these collectively enhance our BOD. On an individual basis:

Mr. Liu has 30 years of experience in international trade, business development, investment banking and financial services, as well as entrepreneurial ventures. He has worked both in China and in the United States and has led a number of entrepreneurial ventures, including two medical device distribution ventures, in China. Mr. Stoppenhagen, has over 15 years of experience in managing publicly traded companies and brings insight into all aspects of our business due to both his current role with the company. His comprehensive experience and extensive knowledge and understanding of the healthcare and specifically digital pathology has been instrumental in the creation, development and launching of our company, as well as our current strategy.

Section 16(a) Beneficial Ownership Reporting Compliance.

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, file reports of ownership and changes in ownership with the SEC.  Executive officers, directors and greater-than-ten percent stockholders are required by SEC regulations to furnish us with all Section 16(a) forms they file.  During the year ended March 31, 2015, all of our executive officers and directors have complied with all Section 16(a) filing requirements.

Code of Ethics

The Company has adopted a Code of Ethics that applies to its principal executive officers, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of the Company’s Code of Ethics may be obtained free of charge by contacting the Company at the address or telephone number listed on the cover page hereof.

Audit Committee and Audit Committee Financial Expert

Although we are not a “listed company” under SEC rules and are therefore not required to have an audit committee comprised of independent directors, we have formed an Audit Committee that is currently comprised of two members: Philip Liu, with Eric Stoppenhagen serving as Chairman of the committee. Our board of directors has determined that Mr. Stoppenhagen serves as the “audit committee financial expert” within the meaning of the rules and regulations of the SEC.

The Audit Committee pre-approves the performance of audit and non-audit services by the Company’s accountants and reviews the Company’s internal control systems, financial reporting procedures, the general scope of the Company’s annual audit, the fees charged by the independent accountants, and the fairness of any proposed transaction between any officer, director or other affiliate of the Company and the Company. With respect to the foregoing, the Audit Committee makes recommendations to the full BOD and performs such further functions as may be required or delegated to the Committee by the BOD.  The BOD has adopted a written charter for the Audit Committee. A copy of the Company’s Audit Committee Charter may be obtained free of charge by contacting the Company at the address or telephone number listed on the cover page hereof.

Director Independence

Our BOD currently consists of two members: Philip Liu and Eric Stoppenhagen.

We do not have a separately designated audit, compensation or nominating committee of our BOD and the functions customarily delegated to these committees are performed by our full BOD.  We are not a “listed company” under SEC rules and are therefore not required to have separate committees comprised of independent directors.  We have determined that no member is “independent” as that term is defined in Section 5605 of the NASDAQ Listing Rules as required by the NASDAQ Stock Market.

EXECUTIVE COMPENSATION

The following table sets forth the compensation of specified executive officers and directors for the years ended March 31, 2015 and 2014:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)		Option Awards ($)		All Other Compensation ($)	Total ($)

Philip Liu (1)	2014	—	—	607,212	(3)	4,616	(2)	—	611,828
Chief Executive Officer	2015	56,000	—	—		124,760	(2)	—	341,436

Eric Stoppenhagen (1)	2014	55,862	—	137,600	(3)	4,616	(2)	-	142,216
Chief Financial Officer	2015	—	—	—		124,760	(2)	-	117,174

__________________________

(1)	Mr. Liu and Mr. Stoppenhagen were paid zero in 2014. In 2015, these amounts paid were for accrued compensation from to 2011 and 2012. In 2014 and 2015, Mr. Liu and Mr. Stoppenhagen accrued their compensation.
(2)	On April 1, 2013, Mr. Liu and Mr. Stoppenhagen were granted 20,000 options at an exercise price of $0.45 for serving on the BOD. On April 1, 2014, Mr. Liu and Mr. Stoppenhagen were granted 20,000 options at an exercise price of $0.50 for serving on the BOD. On January 1, 2014, Mr. Liu and Mr. Stoppenhagen were granted 100,000 options at an exercise price of $0.25 for serving as executive officers. On April 1, 2014, Mr. Liu and Mr. Stoppenhagen were granted 100,000 options at an exercise price of $0.25 for serving as executive officers. On July 1, 2014, Mr. Liu and Mr. Stoppenhagen were granted 100,000 options at an exercise price of $0.25 for serving as executive officers. On October 1, 2014, Mr. Liu and Mr. Stoppenhagen were granted 100,000 options at an exercise price of $0.25 for serving as executive officers. On January 1, 2015, Mr. Liu and Mr. Stoppenhagen were granted 100,000 options at an exercise price of $0.25 for serving as executive officers. The options will expire in 10 years after issuance.
(3)	Mr. Liu and Mr. Stoppenhagen were issued 2,024,040 and 458,666 shares of common stock, respectively, for interest to delay the repayment of the payables owed to them for services in 2014.

Narrative Disclosure to Summary Compensation Table

Effective January 1, 2014, we entered into an employment agreement with Philip Liu, the Company’s CEO.  Under the Employment Agreement, Mr. Liu will receive a base salary of $240,000 per year and a guaranteed bonus of $40,000 per year.  Each quarter Mr. Liu shall receive 100,000 options to purchase the Company’s common at an exercise price of $0.25 per share. Mr. Liu will be eligible for an incentive bonus based on his performance.  Additionally, Mr. Liu will receive a car allowance of $500 per month and an office allowance of $500 per month.  The term of the contract is from January 1, 2014 to December 31, 2019.

Effective January 1, 2014, the Company entered into an employment agreement with Eric Stoppenhagen, the Company’s CFO.  Under the employment agreement, Mr. Stoppenhagen will receive a base salary of $120,000 per year and a guaranteed bonus of $20,000 per year.  Each quarter Mr. Stoppenhagen shall receive 100,000 options to purchase the Company’s common at an exercise price of $0.25 per share. Mr. Stoppenhagen will be eligible for an incentive bonus based on his performance.  Additionally, Mr. Stoppenhagen will receive a car allowance of $250 per month and an office allowance of $250 per month.  The term of the contract is from January 1, 2014 to December 31, 2019.

In our fiscal year ending March 31, 2015, the Company did not retain outside consultants to provide advice in relation to executive compensation.

Outstanding Equity Awards at Fiscal Year End

The following table presents the outstanding equity awards to our executives as of March 31, 2015:

.

		Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options		Option Exercise Price ($)	Option Expiration Date

Philip Liu	1/1/2009	20,000	0	3.50	12/31/2019
Eric Stoppenhagen	1/1/2009	20,000	0	3.50	12/31/2019
Philip Liu	4/1/2010	20,000	0	1.00	3/31/2020

Eric Stoppenhagen	4/1/2010	20,000	0	1.00	3/31/2020
Philip Liu	4/1/2011	20,000	0	0.75	3/31/2021
Eric Stoppenhagen	4/1/2011	20,000	0	0.75	3/31/2021
Philip Liu	2/15/2012	0	950,000	0.28	2/15/2017
Eric Stoppenhagen	2/15/2012	0	950,000	0.28	2/15/2017
Philip Liu	4/1/2012	20,000	0	0.27	3/31/2022
Eric Stoppenhagen	4/1/2012	20,000	0	0.27	3/31/2022
Philip Liu	4/1/2013	20,000	0	0.45	3/31/2023
Eric Stoppenhagen	4/1/2013	20,000	0	0.45	3/31/2023
Philip Liu	1/1/2014	100,000	0	0.25	12/31/2023
Eric Stoppenhagen	1/1/2014	100,000	0	0.25	12/31/2023

Philip Liu	4/1/2014	20,000	0	0.50	3/31/2024
Eric Stoppenhagen	4/1/2014	20,000	0	0.50	3/31/2024
Philip Liu	4/1/2014	100,000	0	0.25	3/31/2024
Eric Stoppenhagen	4/1/2014	100,000	0	0.25	3/31/2024

Philip Liu	7/1/2014	100,000	0	0.25	6/30/2024
Eric Stoppenhagen	7/1/2014	100,000	0	0.25	6/30/2024

Philip Liu	10/1/2014	100,000	0	0.25	9/30/2024
Eric Stoppenhagen	10/1/2014	100,000	0	0.25	9/30/2024

Philip Liu	1/1/2015	100,000	0	0.25	12/31/2024
Eric Stoppenhagen	1/1/2015	100,000	0	0.25	12/31/2024

(1) Mr. Liu and Mr. Stoppenhagen were granted 20,000 options at the beginning of each fiscal year with an exercise price equal to the market price on that date for serving on the BOD.  In the year ending March 31, 2014, Mr. Liu and Mr. Stoppenhagen were granted 100,000 options for their services as officers of the Company. In the year ending March 31, 2015, Mr. Liu and Mr. Stoppenhagen were granted 400,000 options for their services as officers of the Company.

(2) Mr. Liu and Mr. Stoppenhagen were granted 950,000 options with an exercise price of $0.28. The options will vest upon the Company earning $5 million in revenues. The options will expire in 5 years.

Options Exercised and Year-End Option Values

The following table sets forth certain information regarding the value of unexercised options held by the named executive officer and directors as of March 31, 2015.

Name	Number of Securities Underlying Options and Warrants Granted	Percent of Total Options and Warrants Granted in Fiscal Year	Exercise or Base Price($/Share)
Philip Liu	20,000	100%	3.50
Eric Stoppenhagen	20,000	100%	3.50
Philip Liu	20,000	100%	1.00
Eric Stoppenhagen	20,000	100%	1.00
Philip Liu	20,000	100%	0.75
Eric Stoppenhagen	20,000	100%	0.75
Philip Liu	950,000	0%	0.28
Eric Stoppenhagen	950,000	0%	0.28
Philip Liu	20,000	100%	0.27
Eric Stoppenhagen	20,000	100%	0.27
Philip Liu	20,000	100%	0.45
Eric Stoppenhagen	20,000	100%	0.45
Philip Liu	100,000	100%	0.25
Eric Stoppenhagen	100,000	100%	0.25
Philip Liu	20,000	100%	0.50
Eric Stoppenhagen	20,000	100%	0.50
Philip Liu	100,000	100%	0.25
Eric Stoppenhagen	100,000	100%	0.25
Philip Liu	100,000	100%	0.25
Eric Stoppenhagen	100,000	100%	0.25
Philip Liu	100,000	100%	0.25
Eric Stoppenhagen	100,000	100%	0.25
Philip Liu	100,000	100%	0.25
Eric Stoppenhagen	100,000	100%	0.25
Philip Liu	100,000	100%	0.25
Eric Stoppenhagen	100,000	100%	0.25

Aggregated Option and Warrant Exercises in the Last Fiscal Year and Fiscal Year-End Option and Warrant Values

The following table and related footnotes set forth option exercises in 2015 and year-end option values for the Company's Executive Officers.

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options and Warrants at 3/31/2015	Value of Unexercised In-the-Money Options and Warrants at 3/31/2015
Philip Liu	0	N/A	1,570,000	0
Eric Stoppenhagen	0	N/A	1,570,000	0

Compensation of Directors

The following table details the total compensation paid to the company’s non-employee directors in our fiscal year ending March 31, 2015:

None

(1)	Our BOD approved a compensation plan for the BOD. Under such plan, current members of the Company’s BOD (including our employee directors) earn $500 for every meeting attended in person and $250 for every meeting attended telephonically. Additionally, the Company will grant each director 20,000 stock options on the first business day of each calendar year, at the closing market price on the day of grant. At the end of each fiscal quarter, 5,000 of the 20,000 stock options granted will vest. The Company will issue new members of the BOD 100,000 shares of the Company’s common stock on the date of appointment.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock as of June 29, 2015 by (i) each person who “beneficially” owns more than 5% of all outstanding shares of our common stock, (ii) each director and the executive officer identified above, and (iii) all directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.  Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.  Shares of our common stock subject to options and warrants from the Company that are currently exercisable or exercisable within 60 days of June 29, 2012 are deemed to be outstanding and to be beneficially owned by the person holding the options or warrants for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

The information presented in this table is based on 60,206,655 shares of our common stock outstanding on June 29, 2015.  Unless otherwise indicated, the address of each of the executive officers and directors and 5% or more shareholders named below is c/o 1490 South Price Road, Suite 219, Chandler, AZ 85286.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage Ownership of Common Stock (1)
Hong Kong Minerals, Ltd	16,000,000	25.26%
Mongolia Natural Resource Investment Group	9,625,000	15.19%
Philip Liu (2)	7,139,996	11.27%
Eric Stoppenhagen(2)	2,662,166	4.20%
All officers and directors
as a group (three persons)	9,802,162	15.47%
	35,828,829	56.56%

-1	The percent of common stock owned is calculated using the sum of (A) the number of shares of common stock owned and (B) the number of warrants and options of the Beneficial Owner that are exercisable within 60 days, as the numerator, and the sum of (Y) the total number of shares of common stock outstanding (63,346,654) and the number of warrants and options of the Beneficial Owner that are exercisable within 60 days, as the denominator.
-2	Officer and director of the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than the employment arrangements described above in “Executive Compensation”, since April 1, 2013, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or will be a party:

-	in which the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year end for our last two completed fiscal years; and

-	in which any director, executive officer, shareholder who beneficially owns 5% or more of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

Effective January 1, 2014, we entered into an employment agreement with Philip Liu, the Company’s CEO.  Under the Employment Agreement, Mr. Liu will receive a base salary of $240,000 per year and a guaranteed bonus of $40,000 per year.  Each quarter Mr. Liu shall receive 100,000 options to purchase the Company’s common at an exercise price of $0.25 per share. Mr. Liu will be eligible for an incentive bonus based on his performance.  Additionally, Mr. Liu will receive a car allowance of $500 per month and an office allowance of $500 per month.  The term of the contract is from January 1, 2014 to December 31, 2019.

Effective January 1, 2014, the Company entered into an employment agreement with Eric Stoppenhagen, the Company’s CFO.  Under the employment agreement, Mr. Stoppenhagen will receive a base salary of $120,000 per year and a guaranteed bonus of $20,000 per year.  Each quarter Mr. Stoppenhagen shall receive 100,000 options to purchase the Company’s common at an exercise price of $0.25 per share. Mr. Stoppenhagen will be eligible for an incentive bonus based on his performance.  Additionally, Mr. Stoppenhagen will receive a car allowance of $250 per month and an office allowance of $250 per month.  The term of the contract is from January 1, 2014 to December 31, 2019.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the United States Securities and Exchange Commission, 100 F. Street, N.E., Washington, D.C. 20549, this Registration Statement on Form S-1 under the Securities Act. This Registration Statement and other information may be read and copied at the Commission’s Public Reference Room at 100 F. Street N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site (http://www.sec.gov) that contains the Registration Statements, reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, such as us.

You may also read and copy any reports, statements or other information that we have filed with the Commission at the addresses indicated above and you may also access them electronically at the web site set forth above. These SEC filings are also available to the public via commercial document retrieval services.

AURASOURCE, INC.

AuraSource, Inc.

Condensed Consolidated Balance Sheets

	September 30, 2015	March 31, 2015
	(Unaudited)	(Audited)
ASSETS
CURRENT ASSETS
Cash	$4,853	$9,784
Accounts receivable, net	—	—
Deposits and other current assets	526,963	526,963
TOTAL CURRENT ASSETS	531,816	536,747
Fixed assets, net	52,699	129,336
Intangible assets, net	714,682	733,463
TOTAL ASSETS	$1,299,197	$1,399,546

LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES
Accounts payable	$348,980	$334,778
Customer advances	5,832	5,832
Due to related parties	1,887,605	1,508,955
Note payable and accrued interest	134,358	132,458
TOTAL CURRENT LIABILITIES	2,376,775	1,982,023

Commitments and contingencies

STOCKHOLDERS' DEFICIT
Preferred stock, 10,000 shares authorized, no shares issued and outstanding, no rights or privileges designated	—	—
Common stock, $0.001 par value, 150,000,000 shares authorized, 60,206,655 shares issued and outstanding, respectively	60,206	60,206
Additional paid in capital	11,909,260	11,753,473
Accumulated deficit	(13,047,044)	(12,396,156)
Total stockholders' deficit	(1,077,578)	(582,477)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$1,299,197	$1,399,546

The accompanying notes are an integral part of these condensed consolidated financial statements.

AuraSource, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
	2015	2014	2015	2014

Revenue	$—	$—	$—	$45,000

Cost of revenue	—	—	—	16,500

Gross profit	—	—	—	28,500

Operating expenses:
General & administrative expenses	310,667	398,009	645,200	786,313
Total operating expenses	310,667	398,009	645,200	786,313

Loss from operations	(310,667)	(398,009)	(645,200)	(757,813)

Interest income (expense) and other, net	(3,917)	(2,140)	(5,688)	(83,622)

Net loss applicable to common stockholders	$(314,304)	$(400,149)	$(650,888)	$(841,435)

Basic & diluted loss per share	$(0.01)	$(0.01)	$(0.01)	$(0.01)

Weighted average shares outstanding	60,206,654	58,424,734	60,206,654	58,417,630

  The accompanying notes are an integral part of these condensed consolidated financial statements.

AuraSource, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended September 30,
	2014	2013
Cash flows from operating activities
Net loss	$(650,888)	$(841,435)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	100,257	102,210
Options issued for services	155,787	190,955
Changes in operating assets and liabilities
Accounts receivable	—	50,000
Deposits and other current assets, net	—	(122,750)
Accounts payable and accrued expenses	16,102	74,773
Accounts payable – related parties	248,994	184,632
Deferred revenue	—	80,000
Customer deposits	—	450,000
Net cash provided by / (used) in operating activities	(129,748)	168,385

Cash flows from investing activities
Cash paid for acquisition of intangible	(4,839)	—
Net cash used in investing activities	(4,839)	—

Cash flows from financing activities
Proceeds from issuance of common stock, net	—	336,362
Repayment of note payable	—	(177,500)
Advances (payments) to related parties	129,656	(36,519)
Net cash provided by financing activities	129,656	122,342

Net change in cash	(4,931)	290,727)

Cash - beginning balance	9,784	11,112

Cash - ending balance	$4,853	$301,839

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for
Interest	$—	$5,000
Income taxes	$—	$—

The accompanying notes are an integral part of these condensed consolidated financial statements.

AURASOURCE, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Current Operations and Background — AuraSource, Inc. (“AuraSource” or “Company”) focuses on the development and production of environmentally friendly and cost effective industrial energy and fuel used for industrial applications. AuraMetal, AuraSource’s core technology, includes ultrafine grinding and impurities removal processes. Initial industrial applications of AuraSource technology are ultra-fine coal water mixture for heavy oil substitution, and low grade iron ore fine and slimes beneficiation. AuraSource formed AuraSource Qinzhou Co. Ltd. (“Qinzhou”), a wholly owned subsidiary in China, to acquire these types of Hydrocarbon Clean Fuel (“HCF”) technologies, performing research and development (“R&D”) related to the reduction of harmful emissions and energy costs for HCF technology and products based on this technology, licensing HCF technology to third parties and selling services and products derived from this technology. Currently, we have seven patents patent issued related to our technologies: 1) ultrafine grinding and 2) ultrafine separation.

There can be no assurance we will be able to carry out our development plans for our HCF technology. Our ability to pursue this strategy is subject to the availability of additional capital and further development of our HCF technology.  We also need to finance the cost of effectively protecting our intellectual property rights in the United States (“US”) and abroad where we intend to market our technology and products.

Going Concern — The accompanying unaudited consolidated financial statements were prepared assuming the Company will continue as a going concern.  The Company has suffered recurring losses from operations since its inception and has an accumulated deficit of $13,047,044 at September 30, 2015.  The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classifications of liabilities that might be necessary should the Company be unable to continue its existence.  The recovery of the Company’s assets is dependent upon continued operations of the Company. In addition, the Company's recovery is dependent upon future events, the outcome of which is undetermined.  The Company intends to continue to attempt to raise additional capital, but there can be no certainty such efforts will be successful.

Basis of Presentation and Principles of Consolidation — The accompanying condensed consolidated financial statements were prepared in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) and include the accounts of AuraSource and its subsidiary, Qinzhou. All significant intercompany transactions and balances were eliminated in consolidation.

The unaudited consolidated financial statements were prepared by us pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). The information furnished herein reflects all adjustments (consisting of normal recurring accruals and adjustments) which are, in the opinion of management, necessary to fairly present the operating results for the respective periods. Certain information and footnote disclosures normally present in annual consolidated financial statements prepared in accordance with US GAAP was omitted pursuant to such rules and regulations. These consolidated financial statements should be read in conjunction with the audited consolidated financial statements and footnotes for the year ended March 31, 2015 included in our Annual Report on Form 10-K. The results of the three and six months ended September 30, 2015 are not necessarily indicative of the results to be expected for the full year ending March 31, 2016.

Use of Estimates — The preparation of consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Equivalents — We consider investments with original maturities of 90 days or less to be cash equivalents.

Accounts Receivable - The Company extends credit to its customers. Collateral is generally not required. Credit losses are provided for in the financial statements based on management’s evaluation of historical and current industry trends. Although the Company expects to fully collect amounts due, actual collections may differ from estimated amounts. The Company estimates an allowance for doubtful accounts based upon a percentage of revenue earned. When the Company expects that there is less than a 20% chance of collection, the Company writes the receivable off to its allowance for doubtful accounts. The Company does not typically accrue interest or fees on past due amounts.

Inventory - Inventory is valued at the lower of cost or market. Cost is determined using standard costs, which approximates the first-in, first-out method.

Property and Equipment - Property and Equipment are stated at historical cost less accumulated depreciation and amortization. Cost represents the purchase price of the asset and other costs incurred to bring the asset into its existing use. Depreciation is provided on a straight-line basis over the assets' estimated useful lives. The useful lives of the assets are as follows: machinery and equipment 3 years, office equipment 3 years, vehicles 5 years. Additions and improvements are capitalized while routine repairs and maintenance are charged to expense as incurred. Upon sale or disposition, the historically recorded asset cost and accumulated depreciation are removed from the accounts and the net amount less proceeds from disposal is charged or credited to other income / expense.

Revenue Recognition - The Company recognizes revenue in accordance with ASC 605, Revenue Recognition. ASC 605 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services rendered; (3) the fee is fixed and determinable; and (4) collectability is reasonably assured. When we are paid in advance for products or services we classify these amounts as deferred revenue and recognize over the term of the agreement.

Cost of Goods Sold- Cost of goods sold includes cost of inventory sold during the period, net of discounts and allowances, freight and shipping costs, warranty and rework costs, and sales tax.

Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of- In accordance with ASC 350-30, we evaluate long-lived assets for impairment whenever events or changes in circumstances indicate that their net book value may not be recoverable.  When such factors and circumstances exist, we compare the projected undiscounted future cash flows associated with the related asset or group of assets over their estimated useful lives against their respective carrying amount.  Impairment, if any, is based on the excess of the carrying amount over the fair value, based on market value when available, or discounted expected cash flows, of those assets and is recorded in the period in which the determination is made.  We currently believe there is no impairment of our long-lived assets.  There can be no assurance, however, that market conditions will not change or demand for our products under development will continue.  Either of these could result in future impairment of long-lived assets.

Beneficial Conversion Features- From time to time, the Company may issue convertible notes that may contain an embedded beneficial conversion feature. A beneficial conversion feature exists on the date a convertible note is issued when the fair value of the underlying common stock to which the note is convertible into is in excess of the remaining unallocated proceeds of the note after first considering the allocation of a portion of the note proceeds to the fair value of the warrants, if related warrants have been granted. The intrinsic value of the beneficial conversion feature is recorded as a debt discount with a corresponding amount to additional paid in capital. The debt discount is amortized to interest expense over the life of the note using the effective interest method.

Income Taxes — The Company accounts for income taxes in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 740, “Income Taxes.” Deferred tax assets and liabilities are recognized to reflect the estimated future tax effects, calculated at currently effective tax rates, of future deductible or taxable amounts attributable to events that have been recognized on a cumulative basis in the financial statements. A valuation allowance for a deferred tax asset is recorded when it is more likely than not that some portion of the deferred tax asset will not be realized.

Stock-Based Compensation — The Company recognizes the cost of employee services received for an award of equity instruments in the consolidated financial statements over the period the employee is required to perform the services.

Foreign Currency Transactions — The Company recognizes foreign currency gains and losses in other income (expense) on the accompanying statement of operations. Foreign currency gains and losses arise as the Company conducts business with other entity’s whose functional currency is not in US dollars. Generally, these gains and losses are recorded at an exchange rate difference between the foreign currency and the functional currency that arises between the transaction date and the payment date.

Net Loss Per Share — The Company computes basic and diluted net loss per share by dividing the net loss available to common stockholders for the period by the weighted average number of shares of common stock outstanding during the period. Common equivalent shares arising from stock options and warrants were excluded from the computation of basic and diluted earnings per share, for the three months ended September 30, 2015 and 2014 because their effect is anti-dilutive.

Concentration of Credit Risk — Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash.  The Company maintains its cash with high credit quality financial institutions; at times, such balances with any one financial institution may exceed Federal Deposit Insurance Corporation (“FDIC”) insured limits.

Financial Instruments and Fair Value of Financial Instruments — Our financial instruments consist of cash, accounts payable and notes payable. The carrying values of cash, accounts payable and notes payable are representative of the fair values due to their short-term maturities. We measure the fair value (“FV”) of financial assets and liabilities on a recurring basis. FV is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. FV measurements are to be considered from the perspective of a market participant that holds the asset or owes the liability. We also establish a FV hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring FV.

The standard describes three levels of inputs that may be used to measure FV:

Level 1:	Quoted prices in active markets for identical or similar assets and liabilities.

Level 2:	Quoted prices for identical or similar assets and liabilities in markets that are not active or observable inputs other than quoted prices in active markets for identical or similar assets and liabilities.

Level 3:	Unobservable inputs that are supported by little or no market activity and that are significant to the FV of the assets or liabilities.

The Company evaluates embedded conversion features within convertible debt under ASC Topic 815, “Derivatives and Hedging,” to determine whether the embedded conversion feature should be bifurcated from the host instrument and accounted for as a derivative at FV with changes in FV recorded in earnings. If the conversion feature does not require derivative treatment under ASC 815, the instrument is evaluated under ASC subtopic 470-20, “Debt with Conversion and Other Options,” for consideration of any beneficial conversion feature.

Reclassifications — Certain reclassifications were made to the prior period amounts disclosed in the consolidated financial statements to conform to the presentation form the three and six months ended September 30, 2015. These reclassifications had no effect on reported net loss or stockholders’ equity.

Recent Accounting Pronouncements – There were no significant changes in the Company’s critical accounting policies and estimates during the three months ended September 30, 2015 compared to what was disclosed in the Company’s Annual Report on Form 10-K for the year ended March 31, 2015.

NOTE 2 - CONCENTRATION OF CREDIT RISK

We maintain our cash balances in financial institutions that from time to time exceed amounts insured by the FDIC (up to $250,000, per financial institution as of September 30, 2015). As of September 30, 2015 and March 31, 2015, our deposits did not exceed insured amounts. We have not experienced any losses in such accounts and we believe we are not exposed to any credit risk on cash.

Currently, we maintain a bank account in China. This account is not insured and we believe is exposed to credit risk on cash.

NOTE 3 – DEPOSITS AND OTHER CURRENT ASSETS

Deposits and other current assets were $526,963 and $526,963 as of September 30, 2015 and March 31, 2015, respectively, and were comprised of the following:

	September 30, 2015	March 31, 2015
	(Unaudited)	(Audited)
Inventory	$—	$—
Shipping deposits	10,918	10,918
Mineral reserve deposits	516,045	516,045
Prepaid expenses	—	—
Ending Balance	$526,963	$526,963

NOTE 4 – FIXED ASSETS, NET

Fixed assets, net consisted of the following:

	September 30,	March 31,
	2015	2015
	(Unaudited)	(Audited)
Office equipment	$5,013	$5,013
Vehicles	147,390	147,390
Equipment	391,118	391,118
Total fixed assets	543,521	543,521
Less accumulated depreciation	(490,822)	(414,185)
Total fixed assets, net	$52,699	$129,336

The depreciation expense for the three and six months ended September 30, 2014 was $38,441 and $90,429, respectively. The depreciation expense for the three and six months ended September 30, 2015 was $38,195 and $76,637, respectively.

NOTE 5 – INTANGIBLE ASSETS, NET

We entered into an agreement with Beijing Pengchuang Technology Development Co. (“Pengchuang”), Ltd., an independent Chinese company, to purchase 50% of the intellectual property related to ultrafine particle processing. Pengchuang developed a highly efficient and low energy consumption grinding technology, which utilizes fluid shock waves to make ultrafine particles. This technology can be applied to the coal water slurry, solid lubricant and other material grinding processes. Through a joint development and ownership agreement, AuraSource will enrich its intellectual property portfolio, enabling the further development of AuraMetal, its HCF technology. AuraSource Qinzhou will utilize the particle grinding technology in its AuraMetal Qinzhou production line, as well as license it to others in non-related industries.

The net intangibles were $714,682 and $733,463 as of September 30, 2015 and March 31, 2015. We issued 600,000 shares of common stock for the acquisition of certain intangibles. The shares issued in connection with $753,530 of the acquired intangibles were valued at $606,000 or $1.01 per share which was the share price on August 8, 2010, the acquisition date. The Company paid cash for the remainder of the amount due. The Company recorded $11,840 and $11,780 in amortization expense in the three months ended September 30, 2015 and 2014, respectively. The Company recorded $23,620 and $23,559 in amortization expense in the six months ended September 30, 2015 and 2014, respectively.

NOTE 6 – DUE TO RELATED PARTIES

As of September 30, 2015 and March 31, 2015, $1,887,605 and $1,508,955, respectively, is owed to the officers and directors of the Company. As of September 30, 2015, $553,898 is from the advancement of expenses and $1,333,707 is for past due compensation. As of March 31, 2015, $169,949 is from the advancement of expenses and $1,339,006 is for past due compensation.

NOTE 7 – NOTE PAYABLE

On December 31, 2012, the Company received $500,000 from Pelican Creek, LLC (Pelican Creek”), a former related party who resigned in June 2014, and recorded the corresponding note as a current liability on the balance sheet. Our former director, Larry Kohler, manages Pelican Creek. As an inducement to receive this loan, the Company issued 1,250,000 shares of its common stock to Pelican Creek for the year ended March 31, 2012. The FV of the shares issued was $812,500 valued at $0.65 per share, using the closing price on the effective date of the agreement. The coupon interest on this note accrues daily on the outstanding principal amount at 8% per annum. On March 26, 2014, the Company issued 2,000,000 shares of common stock in exchange for the cancelation of a $500,000 note payable. As such, as of September 30, 2015, the Company accrued interest of $69,101 and remains in the note payable account with no conversion right.

In September 30, 2014, we entered into a note payable for $63,357 which bears an interest rate of 6% per year as a settlement for previously due amounts recorded in accounts payable. The amount of interest as of September 30, 2015 is $1,900. The principle and interest are due on September 15, 2016.

NOTE 8 – STOCK ISSUANCE

On June 4, 2014, we issued 20,000 shares of the Company common stock for $6,000 at a share price of $0.30. On February 3, 2015, the Company issued 1,781,920 shares of its common stock at $0.20 per share for a total of $356,384.

NOTE 9 - STOCK OPTIONS

 In January 2009, we granted 60,000 options to purchase shares of our common stock at $3.50 per share to members of our BOD. In April 2010, we granted an additional 60,000 options to purchase shares of our common stock at $1.00 per share to members of our BOD. The options vest quarterly and have an expiration period of 10 years. In April 2011, we granted an additional 60,000 options to purchase shares of our common stock at $0.75 per share to certain members of our BOD. The options vest quarterly and have an expiration period of 10 years. In February 2012, we granted an additional 2,850,000 options to purchase shares of our common stock at $0.28 per share to certain members of our BOD. The options will vest upon the Company earning $5 million in revenues. The options expire in 5 years. In April 2012, we granted an additional 60,000 options to purchase shares of our common stock at $0.27 per share to certain members of our BOD. In April 2013, we granted an additional 60,000 options to purchase shares of our common stock at $0.45 per share to certain members of our BOD. In January 2014, we granted 200,000 options to purchase shares of our common stock at $0.25 per share to certain our CEO and CFO. In April 2014, we granted an additional 60,000 options to purchase shares of our common stock at $0.50 per share to certain members of our BOD. In April 2014, we granted 200,000 options to purchase shares of our common stock at $0.25 per share to certain our CEO and CFO per their employment agreements. In July 2014, we granted 200,000 options to purchase shares of our common stock at $0.25 per share to certain our CEO and CFO per their employment agreements. In October 2014, we granted 200,000 options to purchase shares of our common stock at $0.25 per share to certain our CEO and CFO per their employment agreements. In January 2015, we granted 200,000 options to purchase shares of our common stock at $0.25 per share to certain our CEO and CFO per their employment agreements. In April 2015, we granted an additional 40,000 options to purchase shares of our common stock at $0.49 per share to certain members of our BOD. In April 2015, we granted 200,000 options to purchase shares of our common stock at $0.25 per share to certain our CEO and CFO per their employment agreements. In July 2015, we granted 200,000 options to purchase shares of our common stock at $0.25 per share to certain our CEO and CFO per their employment agreements.

We will record stock based compensation expense over the requisite service period, which in our case approximates the vesting period of the options. During the three months ended March 31, 2015, the Company recorded $75,161 in compensation expense arising from the vesting of options. The Company assumed all stock options issued during the quarter will vest. Though these expenses result in a deferred tax benefit, we have a full valuation allowance against the deferred tax benefit.

The Company adopted the detailed method provided in FASB ASC Topic 718, “Compensation – Stock Compensation,” for calculating the beginning balance of the additional paid-in capital pool (“APIC pool”) related to the tax effects of employee stock-based compensation, and to determine the subsequent impact on the APIC pool and Consolidated Statements of Cash Flows of the income tax effects of employee stock-based compensation awards that are outstanding.

The fair value of each stock option granted is estimated on the grant date using the Black-Scholes option pricing model (“BSOPM”). The BSOPM has assumptions for risk free interest rates, dividends, stock volatility and expected life of an option grant. The risk free interest rate is based upon market yields for United States Treasury debt securities at a 7-year constant maturity. Dividend rates are based on the Company’s dividend history. The stock volatility factor is based on the last 60 days of market prices prior to the grant date. The expected life of an option grant is based on management’s estimate. The fair value of each option grant, as calculated by the BSOPM, is recognized as compensation expense on a straight-line basis over the vesting period of each stock option award.

These assumptions were used to determine the FV of stock options granted:

Dividend yield	0.0%
Volatility	25% to 160%
Average expected option life	2.5 to 5 years
Risk-free interest rate	0.68% to 2.59%

The following table summarizes activity in the Company's stock option grants for the three months ended September 30, 2015:

	Number of Shares	Weighted Average Price Per Share
Balance at March 31, 2014	3,350,000	$0.36
Granted	860,000	$0.25
Balance at March 31, 2015	4,210,000	$0.35
Granted	440,000	$0.25
Balance at September 30, 2015	4,650,000	$0.34

The following summarizes pricing and term information for options issued to employees and directors outstanding as of September 30, 2015:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding at September 30, 2015	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable at September 30, 2015	Weighted Average Exercise Price

$3.50	60,000	3.50	$3.50	60,000	$3.50
$1.00	60,000	4.50	$1.00	60,000	$1.00
$0.75	60,000	5.50	$0.75	60,000	$0.75
$0.50	60,000	8.50	$0.50	60,000	$0.50
$0.49	40,000	9.50	$0.49	10,000	$0.49
$0.45	60,000	7.50	$0.45	60,000	$0.45
$0.28	2,850,000	2.13	$0.28	-	-
$0.27	60,000	6.50	$0.27	60,000	$0.28
$0.25	1,400,000	8.50	$0.25	1,400,000	$0.25
Balance at September 30, 2015	4,650,000	3.25	$0.345	1,725,000	$0.57

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

AuraSource, Inc.

We have audited the accompanying consolidated balance sheets of AuraSource, Inc. (the “Company”) as of March 31, 2015 and 2014 and the related consolidated statements of operations, changes in stockholders’ equity (deficit) and cash flows for the years ended March 31, 2015 and 2014. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits include consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. Our audits include examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. Our audits also include assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statements presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of March 31, 2015 and 2014, and the result of its operations and its cash flows for the years ended March 31, 2015 and 2014 in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has incurred significant losses from operations and has an accumulated deficit of $12,396,156 as of March 31, 2015. These conditions, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management's plans concerning these matters are also described in Note 1, which includes raising additional capitals. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ TAAD LLP

Walnut, California

June 29, 2015

AURASOURCE, INC.

CONSOLIDATED BALANCE SHEETS

	March 31,
	2015	2014
ASSETS
CURRENT ASSETS
Cash	$9,784	$11,112
Accounts receivable, net	—	250,000
Deposits and other current assets	526,963	584,689
TOTAL CURRENT ASSETS	536,747	845,801
Fixed assets, net	129,336	284,869
Intangible assets, net	733,463	780,582
TOTAL ASSETS	$1,399,546	$1,911,252

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES
Accounts payable	$334,778	$375,562
Customer advances	5,832	—
Due to related parties	1,508,955	1,147,446
Note payable and accrued interest	132,458	94,000
Convertible note payable and accrued interest, net of unamortized beneficial conversion feature	—	35,861
TOTAL CURRENT LIABILITIES	1,982,023	1,652,869

Commitments and contingencies

STOCKHOLDERS' EQUITY (DEFICIT)
Preferred stock, 10,000 shares authorized, no shares issued and outstanding, no rights or privileges designated	—	—
Common stock, $0.001 par value, 150,000,000 shares authorized, 60,206,655 and 58,404,734 shares issued and outstanding at March 31, 2015 and 2014, respectively	60,206	58,404
Additional paid in capital	11,753,473	11,141,229
Accumulated deficit	(12,396,156)	(10,941,250)
Total stockholders' equity (deficit)	(582,477)	258,383
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$1,399,546	$1,911,252

The accompanying notes are an integral part of these consolidated financial statements.

AURASOURCE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

YEARS ENDED MARCH 31, 2015 AND 2014

	2015	2014
REVENUES
Product	$519,168	$454,820
Total revenues	519,168	454,820
COST OF SALES	(444,149)	(222,189)
GROSS PROFIT	75,019	232,631
OPERATING EXPENSES
General and administrative expenses	1,431,572	1,539,920
Total operating expenses	1,431,572	1,539,920
LOSS FROM OPERATIONS	(1,356,553)	(1,307,289)
Loss in settlement of debt	—	(62,500)
Interest income (expense) and other, net	(98,353)	(1,478,589)
NET LOSS	$(1,454,906)	$(2,848,378)
NET LOSS PER SHARE OF COMMON STOCK—Basic and diluted	$(0.02)	$(0.05)
WEIGHTED AVERAGE SHARES OUTSTANDING—Basic and diluted	58,694,562	52,077,920

The accompanying notes are an integral part of these consolidated financial statements.

AURASOURCE, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

YEARS ENDED MARCH 31, 2015 AND 2014

	Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount	APIC	Accumulated Deficit	Total
Balance at March 31, 2013	—	$—	50,401,940	$50,402	$8,493,178	$(8,092,872)	$450,708
Issuance of shares for services	—	—	583,333	583	174,417	—	175,000
Issuance of options	—	—			77,538	—	77,538
Issuance of shares for deposit	—	—	1,250,000	1,250	561,250	—	562,500
Issuance of shares for compensation	—	—	533,332	533	132,800	—	133,333
Issuance of shares for finance charges	—	—	3,636,129	3,636	1,152,897	—	1,156,533
Issuance of shares for retirement of debt	—	—	2,000,000	2,000	498,000	—	500,000
BCF on convertible note payable, net	—	—			51,149	—	51,149
Net loss	—	—				(2,848,378)	(2,848,378)
Balance at March 31, 2014	—	$—	58,404,734	$58,404	$11,141,229	$(10,941,250)	$258,383
Issuance of shares for cash	—	—	1,801,920	1,802	360,582	—	362,384
Issuance of options	—	—			251,662	—	251,662
Net loss	—	—				(1,454,906)	(1,454,906)
Balance at March 31, 2015	—	$—	60,206,654	$60,206	$11,753,473	$(12,396,156)	$(582,477)

The accompanying notes are an integral part of these consolidated financial statements.

AURASOURCE, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED MARCH 31, 2015 AND 2014

	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,454,906)	$(2,848,378)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	202,652	207,911
Amortization of debt discount	—	47,511
Stock issued for services	—	308,333
Options issued for services rendered	251,662	77,538
Bad debt expenses	150,000	—
Provision for inventory reserves	42,580	—
Loss in settlement of debt	—	62,500
Stock issued for interest		1,156,533
Changes in operating
s and liabilities:
Accounts receivable	100,000	(250,000)
Due from affiliate	—	54,418
Inventory	—	(32,580)
Prepaid expenses and other assets	15,145	79,144
Accounts payable and accrued expenses	(40,784)	277,328
Interest payable	116,740	50,000
Deferred revenue	—	(63,754)
Customer advances	5,832	—
Net cash used in operating activities	(611,079)	(873,496)
CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid for acquisition of intangible	—	(9,231)
Capital equipment purchases	—	—
Net cash used in investing activities	—	(9,231)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	362,384	—
Net proceeds from issuance of note payable	63,357	274,000
Due to related party	361,510	734,831
Repayment of note payable	(177,500)	(190,500)
Net cash provided by financing activities	609,751	818,331
NET DECREASE IN CASH	(1,328)	(64,396)
CASH, Beginning of year	11,112	75,508
CASH, End of year	$9,784	$11,112

	2015	2014
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for:
Interest	$2,361	$2,361
Income taxes	—	—

NON-CASH INVESTING AND FINANCING ACTIVITY:

The Company issued 1,250,000 shares of common stock for settlement of a 500,000 deposit from customer.	$—	$(500,000)
The Company issued 2,000,000 shares of common stock for settlement of a 500,000 debt.	$—	$(500,000)

The accompanying notes are an integral part of these consolidated financial statements.

AURASOURCE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2015 and 2014

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Current Operations and Background — AuraSource, Inc. (“AuraSource” or “Company”) focuses on the development and production of environmentally friendly and cost effective industrial energy and fuel used for industrial applications. AuraCoal, AuraSource’s core technology, includes ultrafine grinding and impurities removal processes. Initial industrial applications of AuraSource technology are ultra-fine coal water mixture for heavy oil substitution, and low grade iron ore fine and slimes beneficiation. AuraSource formed AuraSource Qinzhou Co. Ltd., a wholly owned subsidiary in China (“Qinzhou”) to acquire these types of Hydrocarbon Clean Fuel (“HCF”) technologies, performing research and development (“R&D”) related to the reduction of harmful emissions and energy costs for HCF technology and products based on this technology, licensing HCF technology to third parties and selling services and products derived from this technology. Currently, we have seven patents issued related to our technologies: 1) ultrafine grinding and 2) ultrafine separation.

There can be no assurance we will be able to carry out our development plans for our HCF technology, including AuraCoal and AuraFuel. Our ability to pursue this strategy is subject to the availability of additional capital and further development of our HCF technology.  We also need to finance the cost of effectively protecting our intellectual property rights in the United States (“US”) and abroad where we intend to market our technology and products.

Going Concern — The accompanying consolidated financial statements were prepared assuming the Company will continue as a going concern.  The Company has suffered recurring losses from operations since its inception and has an accumulated deficit of $12,396,156 at March 31, 2015.  The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classifications of liabilities that might be necessary should the Company be unable to continue its existence.  The recovery of the Company’s assets is dependent upon continued operations of the Company. In addition, the Company's recovery is dependent upon future events, the outcome of which is undetermined.  The Company intends to continue to attempt to raise additional capital, but there can be no certainty such efforts will be successful.

Basis of Presentation and Principles of Consolidation — The accompanying consolidated financial statements have been prepared in conformity with Accounting Principles Generally Accepted in the United States of America (“US GAAP”) and include the accounts of AuraSource, Inc. and its subsidiary, Qinzhou. All significant intercompany transactions and balances were eliminated in consolidation.

Use of Estimates — The preparation of consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents — We consider cash equivalent with original maturities of 90 days or less to be cash equivalents.

Accounts Receivable - The Company extends credit to its customers. Collateral is generally not required. Credit losses are provided for in the financial statements based on management’s evaluation of historical and current industry trends. Although the Company expects to fully collect amounts due, actual collections may differ from estimated amounts. The Company estimates an allowance for doubtful accounts based upon a percentage of revenue earned. When the Company expects that there is less than a 20% chance of collection, the Company writes the receivable off to its allowance for doubtful accounts. The Company does not typically accrue interest or fees on past due amounts.

Inventory - Inventory is valued at the lower of cost or market. Cost is determined using standard costs, which approximates the first-in, first-out method.

Property and Equipment - Property and Equipment are stated at historical cost less accumulated depreciation and amortization. Cost represents the purchase price of the asset and other costs incurred to bring the asset into its existing use. Depreciation is provided on a straight-line basis over the assets' estimated useful lives. The useful lives of the assets are as follows: machinery and equipment 5 years, office equipment 5 to 7 years, vehicles 5 years, and leasehold improvements use the shorter of the estimated useful life or the remaining term of the agreements, generally ranging from 3 to 15 years. Additions and improvements are capitalized while routine repairs and maintenance are charged to expense as incurred. Upon sale or disposition, the historically recorded asset cost and accumulated depreciation are removed from the accounts and the net amount less proceeds from disposal is charged or credited to other income / expense.

Revenue Recognition - The Company recognizes revenue in accordance with ASC 605, Revenue Recognition. ASC 605 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services rendered; (3) the fee is fixed and determinable; and (4) collectability is reasonably assured. When we are paid in advance for products or services we classify these amounts as deferred revenue. Upon the receipt of these products at the destination port, we recognize revenue. For services, we amortized the price over the term of the agreement.

Cost of goods sold- Cost of goods sold includes cost of inventory sold during the period, net of discounts and inventory allowances, freight and shipping costs, warranty and rework costs, and sales tax.

Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of- In accordance with ASC 360, we evaluate long-lived assets for impairment whenever events or changes in circumstances indicate that their net book value may not be recoverable.  When such factors and circumstances exist, we compare the projected undiscounted future cash flows associated with the related asset or group of assets over their estimated useful lives against their respective carrying amount.  Impairment, if any, is based on the excess of the carrying amount over the fair value, based on market value when available, or discounted expected cash flows, of those assets and is recorded in the period in which the determination is made.  We currently believe there is no impairment of our long-lived assets.  There can be no assurance, however, that market conditions will not change or demand for our products under development will continue.  Either of these could result in future impairment of long-lived assets.

Beneficial Conversion Features- From time to time, the Company may issue convertible notes that may contain an embedded beneficial conversion feature. A beneficial conversion feature exists on the date a convertible note is issued when the fair value of the underlying common stock to which the note is convertible into is in excess of the remaining unallocated proceeds of the note after first considering the allocation of a portion of the note proceeds to the fair value of the warrants, if related warrants have been granted. The intrinsic value of the beneficial conversion feature is recorded as a debt discount with a corresponding amount to additional paid in capital. The debt discount is amortized to interest expense over the life of the note using the effective interest method.

Income Taxes — The Company accounts for income taxes in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 740. Deferred tax assets and liabilities are recognized to reflect the estimated future tax effects, calculated at currently effective tax rates, of future deductible or taxable amounts attributable to events that have been recognized on a cumulative basis in the financial statements. A valuation allowance related to a deferred tax asset is recorded when it is more likely than not that some portion of the deferred tax asset will not be realized.

Stock-Based Compensation — We periodically issue stock options and shares to employees and non-employees for services. We account for stock option grants issued and vesting to employees based on Financial Accounting Standards Board (FASB) ASC Topic 718, “Compensation – Stock Compensation”, whereas the award is measured at its fair value at the date of grant and is amortized ratably over the vesting period. We account for shares issued to non-employees in accordance with ASC Topic 505, “Equity”, whereas the value of the stock compensation is based upon the measurement date as determined at either (a) the date at which a performance commitment is reached, or (b) at the date at which the necessary performance to earn the equity instruments is complete.

Foreign Currency Transactions — The Company recognizes foreign currency gains and losses in other income (expense) on the accompanying statement of operations. Foreign currency gains and losses arise as the Company conducts business with other entities whose functional currency are not US dollars. Generally, these gains and losses are recorded at an exchange rate difference between the foreign currency and the functional currency that arises between the transaction date and the payment date.

Net (Loss) Per Share — The Company computes basic and diluted net loss per share by dividing the net loss available to common stockholders for the period by the weighted average number of shares of common stock outstanding during the period.  Common equivalent shares related to stock options and warrants were excluded from the computation of basic and diluted loss per share for the years ended March 31, 2015 and 2014 because their effect is anti-dilutive.

Concentration of Credit Risk — Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash.  The Company maintains its cash with high credit quality financial institutions; at times, such balances with any one financial institution may exceed Federal Deposit Insurance Corporation (“FDIC”) insured limits.

Financial Instruments and Fair Value of Financial Instruments — Our financial instruments consist of cash, accounts payable and notes payable.  The carrying values of cash, accounts payable, and notes payable are representative of their fair values due to their short-term maturities. We measure the fair value (“FV”) of financial assets and liabilities on a recurring basis. FV is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. FV measurements are to be considered from the perspective of a market participant that holds the asset or owes the liability. We also establish a FV hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring FV.

The standard describes three levels of inputs that may be used to measure FV:

Level 1:	Quoted prices in active markets for identical or similar assets and liabilities.

Level 2:	Quoted prices for identical or similar assets and liabilities in markets that are not active or observable inputs other than quoted prices in active markets for identical or similar assets and liabilities.

Level 3:	Unobservable inputs that are supported by little or no market activity and that are significant to the FV of the assets or liabilities.

The carrying value of cash, accounts receivable, accounts payables, and notes payable approximates their fair values due to their short-term maturities.

Reclassifications — Certain reclassifications were made to the 2014 financial statements to conform to the 2015 financial presentation.

Recently Issued Accounting Pronouncements   —

In July 2012, the FASB issued guidance on testing for indefinite-lived intangible assets for impairment. The new guidance allows an entity to simplify the testing for a drop in value of intangible assets such as trademarks, patents, and distribution rights. The amended standard reduces the cost of accounting for indefinite-lived intangible assets, especially in cases where the likelihood of impairment is low. The changes permit businesses and other organizations to first use subjective criteria to determine if an intangible asset has lost value. The amendments to U.S. GAAP are effective for fiscal years starting after September 15, 2012. The adoption of this accounting guidance did not have a material impact on our consolidated financial statements and related disclosures.

In May 2014, the FASB issued Accounting Standards Update No. 2014-09, “Revenue from Contracts with Customers” (ASU 2014-09), which supersedes nearly all existing revenue recognition guidance under U.S. GAAP. The core principle of ASU 2014-09 is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration to which an entity expects to be entitled for those goods or services. ASU 2014-09 defines a five step process to achieve this core principle and, in doing so, more judgment and estimates may be required within the revenue recognition process than are required under existing U.S. GAAP. The standard is effective for annual periods beginning after December 15, 2016, and interim periods therein, using either of the following transition methods: (i) a full retrospective approach reflecting the application of the standard in each prior reporting period with the option to elect certain practical expedients, or (ii) a retrospective approach with the cumulative effect of initially adopting ASU 2014-09 recognized at the date of adoption (which includes additional footnote disclosures). Early adoption is not permitted. The Company is currently evaluating the impact of the pending adoption of ASU 2014-09 on its consolidated financial statements and has not yet determined the method by which it will adopt the standard beginning January 1, 2017.

In August, 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (ASU) No. 2014-15, Presentation of Financial Statements – Going Concern (Subtopic 205-40), which now requires management to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date the financial statements are issued. If conditions or events raise substantial doubt about an entity’s ability to continue as a going concern, and substantial doubt is not alleviated after consideration of management’s plans, additional disclosures are required. The amendments in this update are effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. Early application is permitted. These requirements were previously included within auditing standards and federal securities law, but are now included within U.S. GAAP. The Company is evaluating the effect, if any, the adoption of ASU 2013-02 will have on its consolidated financial statements and related disclosures.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the AICPA, and the SEC did not or are not believed by management to have a material impact on our present or future consolidated financial statements.

NOTE 2 – CONCENTRATION OF CREDIT RISK

We maintain our cash balances in financial institutions that from time to time exceed amounts insured by the FDIC (up to $250,000, per financial institution as of March 31, 2015). As of March 31, 2015 and 2014, our deposits did not exceed insured amounts. We have not experienced any losses in such accounts and we believe we are not exposed to any significant credit risk on cash.

Currently, we maintain a bank account in China. This account is not insured and we believe is exposed to credit risk on cash. The cash balance in China as of March 31, 2015 is very minimal.

NOTE 3 – DEPOSITS AND OTHER CURRENT ASSETS

Deposits and other current assets were $526,963 and $584,689 as of March 31, 2015 and 2014, respectively, and were comprised of the following:

	March 31, 2015	March 31, 2014
Inventory	$—	$42,580
Shipping deposits	10,918	10,205
Mineral reserve deposits	516,045	525,000
Prepaid expenses	—	6,904
Ending Balance	$526,963	$584,689

On February 15, 2012, we entered into an agreement with Gulf Coast Holdings, LLC (“GCH”), an affiliate with over 10% voting rights, to reserve export ready one million tons of 64% Fe higher content iron ore and 13 million tons of 45% grade lower content iron ore, and two million tons of manganese ore. We issued the Mineral Deposit Shares to GCH or its assigns. On February 19, 2012, GCH assigned 100% of its interest in the Mineral Reserve Agreement to Hong Kong Minerals Holdings, Ltd. The Mineral Deposit Shares shall vest and be delivered as follows: five million immediately and 11 million upon the successful completion of the first customer order of total revenue over $5 million. Success shall be defined as customer acceptance of order and final payment. To the extent a successful order does not occur, the unvested Mineral Deposit Shares shall be returned to our treasury and cancelled. To date, the Company has not achieved $5 million in revenue, as such the 11 million shares is being held by the Company. As of March 31, 2015, the Company has obtained possession a small amount of the above noted minerals. As such, the issuance of the shares have been recorded as a charge to additional paid in capital and a credit to common stock at par value of $0.001 per share for a total of $16,000. GCH has the right to designate two members on the Board of Directors (“BOD”), one of whom is to be mutually agreed. To date GCH has not designated any board members. Additionally, we entered into an agreement with Gulf Coast Mining Group, LLC (“GCM”) to purchase Minerals which will be delivered loose in bulk modified FOB. We entered into an agreement with GCH appointing GCH as the exclusive North American licensee for use and exploitation of our technology as it relates to applications involving precious metals in exchange for royalty payments of 5% of gross revenues.

For the year ended March 31, 2013, the Company paid $400,000 to GCM and $125,000 cash to HKM Minerals as deposit for mineral reserve. During the year ended March 31, 2015, AuraSource started shipping minerals from GCM and have reduced the deposit by $8,955.

NOTE 4 – FIXED ASSETS, NET

Fixed assets, net consisted of the following:

	March 31,	March 31,
	2015	2014
Office equipment	$5,013	$5,013
Vehicles	147,390	147,390
Equipment	391,118	391,118
Total fixed assets	543,521	543,521
Less accumulated depreciation	(414,185)	(258,652)
Total fixed assets, net	$129,336	$284,869

The depreciation expense for the years ended March 31, 2015 and 2014 was $155,533 and $160,835, respectively.

NOTE 5 – INTANGIBLE ASSETS, NET

We entered into an agreement with Beijing Pengchuang Technology Development Co. (“Pengchuang”), Ltd., an independent Chinese company, to purchase 50% of the intellectual property related to ultrafine particle processing. Pengchuang developed a highly efficient and low energy consumption grinding technology, which utilizes fluid shock waves to make ultrafine particles. This technology can be applied to the coal water slurry, solid lubricant and other material grinding processes. Through a joint development and ownership agreement, AuraSource will enrich its intellectual property portfolio, enabling the further development of AuraCoal, its HCF technology. AuraSource Qinzhou will utilize the particle grinding technology in its AuraCoal Qinzhou production line, as well as license it to others in non-related industries.

The net intangibles were $733,463 and $780,582 as of March 31, 2015 and 2014. We issued 600,000 shares of common stock for the acquisition of certain intangibles. The shares issued in connection with $753,530 of the acquired intangibles were valued at $606,000 or $1.01 per share which was the share price on August 8, 2010, the acquisition date. The Company paid cash for the remainder of the amount due. The increases in intangible assets in the years ended March 31, 2015 and 2014 were $0 and $9,231, representing patent application fees. The Company recorded $47,119 and $47,076 in amortization expense for the years ended March 31, 2015 and 2014, respectively.

NOTE 6 – DUE TO RELATED PARTIES

As of March 31, 2015 and 2014, $1,508,955 and $1,147,446, respectively, is owed to the officers and directors of the Company. As of March 31, 2015, $169,949 is from the advancement of expenses and $1,339,006 is for past due compensation. In December 2011, the officers and directors of the Company agreed to accrue compensation for their services until such time the Company had sufficient funds to pay this liability.

NOTE 7 – NOTE PAYABLE – RELATED PARTY

On December 31, 2012, the Company received $500,000 from Pelican Creek, LLC (Pelican Creek”), a former related party who resigned in June 2014, and recorded the corresponding note as a current liability on the balance sheet. Our former director, Larry Kohler, manages Pelican Creek. As an inducement to receive this loan, the Company issued 1,250,000 shares of its common stock to Pelican Creek for the year ended March 31, 2012. The FV of the shares issued was $812,500 valued at $0.65 per share, using the closing price on the effective date of the agreement. See Note 10, Stock Issuance, for further details. The coupon interest on this note accrues daily on the outstanding principal amount at 8% per annum. On March 26, 2014, the Company issued 2,000,000 shares of common stock in exchange for the cancelation of a $500,000 note payable. As such, as of March 31, 2015, the Company accrued interest of $69,101 and remains in the note payable account with no conversion right.

NOTE 8 – NOTE PAYABLE

In the quarter ended March 31, 2014, the Company issued a note payable of $44,000 with no conversion right and interest of $1,000 per week which was paid in full on April 30, 2014.

In September 30, 2014, we entered into a note payable for $63,357 which bears an interest rate of 6% per year as a settlement for previously due amounts recorded in accounts payable. The principle and interest are due on September 15, 2016.

NOTE 9 – CONVERTIBLE NOTES PAYABLE

On April 5, 2013, the Company entered into a Securities Purchase Agreement (“SPA”) with Asher Enterprises, Inc. (“Asher”). Under the terms of the SPA, the Company issued to Asher a convertible promissory note of $63,000. The note had a nine month maturity date from issuance. The note holder can convert the note after 180 days after the date of advance. The note bears interest at 8%. Any principal or interest on this note which is not paid when due shall bear interest at 22% from the due date until paid. The conversion price shall equal the variable conversion price, 61% multiplied by the market price (representing a discount rate of 39%). Market price is the average of the lowest three trading prices for the common stock during the ten trading day period ending on the latest complete trading day prior to the conversion date. This note had beneficial conversion feature (“BCF”) of $40,279 and was recorded in the balance sheet at face value less the unamortized BCF. On September 20, 2013, the Company paid off this note for $87,345 before the note holder can convert the balance to common shares.

On July 19, 2013, the Company entered into an SPA with Asher. Under the terms of the SPA, the Company issued to Asher a convertible promissory note of $37,500. The note had a nine month maturity date from issuance. The note holder can convert the note after 180 days after the date of advance. The note bears interest at 8%. Any principal or interest on this note which is not paid when due shall bear interest at 22% from the due date until paid. The conversion price shall equal the variable conversion price, 61% multiplied by the market price (representing a discount rate of 39%). Market price is the average of the lowest three trading prices for the common stock during the ten trading day period ending on the latest complete trading day prior to the conversion date. This note had BCF of $23,975 and was recorded in the balance sheet at face value less the unamortized BCF. On January 22, 2014, the Company paid off this note for $52,113 before the note holder can convert the balance to common shares.

On September 20, 2013, the Company entered into an SPA with Todd Andis (“Andis”). Under the terms of the SPA, the Company issued to Andis a convertible promissory note of $90,000. The note had a six month maturity date from issuance. The note bears interest at 8%. The note holder can convert the note after 180 days after the date of advance. Any principal or interest on this note which is not paid when due shall bear interest at 22% from the due date until paid. The conversion price shall equal the variable conversion price, 61% multiplied by the market price (representing a discount rate of 39%). Market price is the average of the lowest three trading prices for the common stock during the ten trading day period ending on the latest complete trading day prior to the conversion date. This note had BCF of $57,541 and was recorded in the balance sheet at face value less the unamortized BCF. On March 24, 2014, the Company paid off this note.

On March 19, 2014, the Company entered into an SPA with Asher. Under the terms of the SPA, the Company issued to Asher a convertible promissory note of $83,500. The note had a nine month maturity date from issuance. The note bears interest at 8%. The note holder can convert the note after 180 days after the date of advance. Any principal or interest on this note which is not paid when due shall bear interest at 22% from the due date until paid. The conversion price shall equal the variable conversion price, 61% multiplied by the market price (representing a discount rate of 39%). Market price is the average of the lowest three trading prices for the common stock during the ten trading day period ending on the latest complete trading day prior to the conversion date. On July 15, 2014, the Company paid the note in full.

NOTE 10 – STOCK ISSUANCE

On April 12, 2013, the Company issued 1,250,000 shares as a settlement for an advance from a customer in the amount of $500,000 which we valued at $562,500 and the difference of $62,500 is recorded as loss in settlement in other expense. On March 26, 2014, the Company issued 2,000,000 shares of common stock in exchange for the cancelation of a $500,000 note payable. During the year ended March 31, 2014, the Company issued 3,636,129 shares of common stock as a $1,156,533 finance charge for loans to related and unrelated parties. During the year ended March 31, 2014, the Company issued 583,333 shares of common stock as a $175,000 share based compensation related to the issuance of services. During the year ended March 31, 2014, the Company issued 533,332 shares of common stock for various services valued at $133,333.

On June 4, 2014, we issued 20,000 shares of the Company common stock for $6,000 at a share price of $0.30. On February 3, 2015, the Company issued 1,781,920 shares of its common stock at $0.20 per share for a total of $356,384.

NOTE 11 - STOCK OPTIONS

In January 2009, we granted 60,000 options to purchase shares of our common stock at $3.50 per share to members of our BOD. In April 2010, we granted an additional 60,000 options to purchase shares of our common stock at $1.00 per share to members of our BOD. The options vest quarterly and have an expiration period of 10 years. In April 2011, we granted an additional 60,000 options to purchase shares of our common stock at $0.75 per share to certain members of our BOD. The options vest quarterly and have an expiration period of 10 years. In February 2012, we granted an additional 2,850,000 options to purchase shares of our common stock at $0.28 per share to certain members of our BOD. The options will vest upon the Company earning $5 million in revenues. The options expire in 5 years. In April 2012, we granted an additional 60,000 options to purchase shares of our common stock at $0.27 per share to certain members of our BOD. In April 2013, we granted an additional 60,000 options to purchase shares of our common stock at $0.45 per share to certain members of our BOD. In January 2014, we granted 200,000 options to purchase shares of our common stock at $0.25 per share to certain our CEO and CFO. In April 2014, we granted an additional 60,000 options to purchase shares of our common stock at $0.50 per share to certain members of our BOD. In April 2014, we granted 200,000 options to purchase shares of our common stock at $0.25 per share to certain our CEO and CFO per their employment agreements. In July 2014, we granted 200,000 options to purchase shares of our common stock at $0.25 per share to certain our CEO and CFO per their employment agreements. In October 2014, we granted 200,000 options to purchase shares of our common stock at $0.25 per share to certain our CEO and CFO per their employment agreements. In January 2015, we granted 200,000 options to purchase shares of our common stock at $0.25 per share to certain our CEO and CFO per their employment agreements.

We will record stock based compensation expense over the requisite service period, which in our case approximates the vesting period of the options. During the year ended March 31, 2015, the Company recorded $251,662 in compensation expense arising from the vesting of options. The Company assumed all stock options issued during the quarter will vest. Though these expenses result in a deferred tax benefit, we have a full valuation allowance against the deferred tax benefit.

The Company adopted the detailed method provided in FASB ASC Topic 718, “Compensation – Stock Compensation,” for calculating the beginning balance of the additional paid-in capital pool (“APIC pool”) related to the tax effects of employee stock-based compensation, and to determine the subsequent impact on the APIC pool and Consolidated Statements of Cash Flows of the income tax effects of employee stock-based compensation awards that are outstanding.

The fair value of each stock option granted is estimated on the grant date using the Black-Scholes option pricing model (“BSOPM”). The BSOPM has assumptions for risk free interest rates, dividends, stock volatility and expected life of an option grant. The risk free interest rate is based upon market yields for United States Treasury debt securities at a 7-year constant maturity. Dividend rates are based on the Company’s dividend history. The stock volatility factor is based on the last 60 days of market prices prior to the grant date. The expected life of an option grant is based on management’s estimate. The fair value of each option grant, as calculated by the BSOPM, is recognized as compensation expense on a straight-line basis over the vesting period of each stock option award.

These assumptions were used to determine the FV of stock options granted:

Dividend yield	0.0%
Volatility	25% to 160%
Average expected option life	2.5 to 5 years
Risk-free interest rate	0.68% to 2.59%

The following table summarizes activity in the Company's stock option grants for the year ended March 31, 2015:

	Number of Shares	Weighted Average Price Per Share
Balance at March 31, 2013	3,090,000	0.37
Granted	260,000	0.30
Balance at March 31, 2014	3,350,000	$0.36
Granted	860,000	$0.25
Balance at March 31, 2015	4,210,000	$0.35

The following summarizes pricing and term information for options issued to employees and directors outstanding as of March 31, 2015 and 2014:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding at March 31, 2014	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable at March 31, 2014	Weighted Average Exercise Price

$3.50	60,000	5.00	$3.50	60,000	$3.50
$1.00	60,000	6.00	$1.00	60,000	$1.00
$0.75	60,000	7.00	$0.75	60,000	$0.75
$0.45	60,000	9.00	$0.45	60,000	$0.45
$0.28	2,850,000	3.38	$0.28	-	-
$0.27	60,000	8.00	$0.27	60,000	$0.28
$0.25	200,000	9.75	$0.25	200,000	$0.25
Balance at March 31, 2014	3,350,000	4.08	$0.36	500,000	$0.82

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding at March 31, 2015	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable at March 31, 2015	Weighted Average Exercise Price

$3.50	60,000	4.00	$3.50	60,000	$3.50
$1.00	60,000	5.00	$1.00	60,000	$1.00
$0.75	60,000	6.00	$0.75	60,000	$0.75
$0.50	60,000	9.00	$0.50	60,000	$0.50
$0.45	60,000	8.00	$0.45	60,000	$0.45
$0.28	2,850,000	2.63	$0.28	-	-
$0.27	60,000	7.00	$0.27	60,000	$0.28
$0.25	1,000,000	8.75	$0.25	1,000,000	$0.25
Balance at March 31, 2015	4,210,000	3.75	$0.35	1,315,000	$0.57

NOTE 12 - LOSS PER SHARE

The following table sets forth common stock equivalents (potential common stock) for the years ended March 31, 2015 and 2014 that are not included in the loss per share calculation above because their effect would be anti-dilutive for the periods indicated:

	2015	2014
Weighted average common stock equivalents:
Non-plan stock options	4,210,000	3,350,000

NOTE 13 - INCOME TAX

The deferred tax asset as of March 31, 2015 and 2014 consisted of the following:

	2015	2014
Net operating loss carryforwards	$4,501,044	$3,972,768
Less valuation allowance	(4,501,044)	(3,972,768)
	$—	$—

Management provided a deferred tax asset valuation allowance equal to the potential benefit due to the Company’s loss. When the Company demonstrates the ability to generate taxable income, management will re-evaluate the allowance.

As of March 31, 2015, the Company has net operating loss carryforward of $12,396,156 which is available to offset future taxable income that expires by year 2034.

Reconciliation between the provision for income taxes and the expected tax benefit using the federal statutory rate of 34% for 2015 and 2014 is as follows:

	2014	2013
Income tax benefit at federal statutory rate	(34.00)%	(34.00)%
Foreign tax rate difference	1.49%	1.49%
State income tax benefit, net of effect on federal taxes	(3.80)%	(3.80)%
Increase in valuation allowance	36.31%	36.31%
Income tax expense	—	—

NOTE 14 - COMMITMENTS AND CONTINGENCIES

Leases — We currently lease 1,260 square feet of office space at 1490 South Price Road, Suite 219, Chandler, Arizona for $2,295 per month. The lease expires June 30, 2016 and $34,425 is due through the remainder of the lease. As of March 31, 2015, $0 is due under this lease. We lease 135 square meters of space in Jindi International Park B1-32B, Beijing, China for $2,470 per month which ended in May 2015. We lease 116 square meters of space in 129 Datian Street, Jiafa Building A33C, Jingan District, Shanghai, China for $1,068 per month expires in March 2016 and $12,816 is due through the remainder of the lease. We lease office space in Yong Fu West, Guangxi Province, Qinzhou, China for $266 per month which expires on December 31, 2015 and $2,394 is due through the remainder of the lease. We believe that our facilities are adequate to meet our current and near-term needs.

Litigation — The Company is currently not a party to any material legal proceedings.

Employment Agreement — Effective January 1, 2014, we entered into an employment agreement with Philip Liu, the Company’s CEO.  Under the Employment Agreement, Mr. Liu will receive a base salary of $240,000 per year and a guaranteed bonus of $40,000 per year.  Each quarter Mr. Liu shall receive 100,000 options to purchase the Company’s common at an exercise price of $0.25 per share. Mr. Liu will be eligible for an incentive bonus based on his performance.  Additionally, Mr. Liu will receive a car allowance of $500 per month and an office allowance of $500 per month.  The term of the contract is from January 1, 2014 to December 31, 2019.

Effective January 1, 2014, the Company entered into an employment agreement with Eric Stoppenhagen, the Company’s CFO.  Under the employment agreement, Mr. Stoppenhagen will receive a base salary of $120,000 per year and a guaranteed bonus of $20,000 per year.  Each quarter Mr. Stoppenhagen shall receive 100,000 options to purchase the Company’s common at an exercise price of $0.25 per share. Mr. Stoppenhagen will be eligible for an incentive bonus based on his performance.  Additionally, Mr. Stoppenhagen will receive a car allowance of $250 per month and an office allowance of $250 per month.  The term of the contract is from January 1, 2014 to December 31, 2019.

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Securities and Exchange Commission Registration Fee	$75.53
Transfer Agent Fees	-
Accounting fees	2,000
Legal fees and expenses	5,000.00
Blue Sky fees and expenses	-
Total	$7,075.53

All amounts are estimates other than the Commission’s registration fee. We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholder, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

ITEM 14.     INDEMNIFICATION OF DIRECTORS AND OFFICERS

Nevada Statutes provides for the indemnification of officers, directors, employees, and agents. A corporation shall have power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 15.     RECENT SALES OF UNREGISTERED SECURITIES

The following unregistered securities were sold during the period from January 1, 2015 through November 24, 2015 and during each of the three years ended March 31, 2015, 2013 and 2012. All of the proceeds from the sales were used for general working capital purposes. All of the unregistered securities were issued pursuant to an exemption from registration contained in Section 4(2) of the Securities Act of 1933.

On April 12, 2013, the Company issued 1,250,000 shares as a settlement for an advance from a customer in the amount of $500,000.

On March 26, 2014, the Company issued 2,000,000 shares of common stock in exchange for the cancelation of a $500,000 note payable.

During the year ended March 31, 2014, the Company issued 3,636,129 shares of common stock as finance charge for loans to related and unrelated parties.

During the year ended March 31, 2014, the Company issued 583,333 shares of common stock as share based compensation related to the issuance of patents.

During the year ended March 31, 2014, the Company issued 533,332 shares of common stock for compensation.

On June 4, 2014, we issued 20,000 shares of the Company common stock for $6,000 at a share price of $0.30.

On February 3, 2015, the Company issued 1,781,920 shares of its common stock at $0.20 per share for a total of $356,384.

ITEM 16.     EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit Number	Description of Exhibit

*3.1	Articles of Incorporation effective as of November 6, 1998 (incorporated herein by reference to Exhibit 3.1 of the Company’s Form 10SB12G filed December 21, 1999)
*3.2	Certificate of Amendment of Articles of Incorporation effective as of August 18, 2008 (incorporated herein by reference to Exhibit 3.1 of Company's Form 10-Q dated September 30, 2008)
*3.3	By-laws of the Company (incorporated herein by reference to Exhibit 3.2 of the Company’s Form 10SB12G filed December 21, 1999)
**5.1	Opinion of Counsel
*10.1	Compensation Plan for Members of the Board of Directors (incorporated herein by reference to Exhibit 10.1 of Company's Form 8-K dated September 12, 2008)
*10.2	Charter of the Audit Committee of the Board of Directors (incorporated herein by reference to Exhibit 10.1 of Company's Form 10-Q dated September 30, 2008)
*10.3	Employment Agreement between AuraSource, Inc. and Philip Liu dated August 1, 2009 (incorporated herein by reference to Exhibit 99.1 of Company's Form 8-K dated September 1, 2009)
*10.4	Mineral Reserve Agreement between Gulf Coast Holdings, LLC and AuraSource, Inc. dated February 15, 2012 (incorporated herein by reference to Exhibit 10.1 of Company's Form 8-K dated February 15, 2012)
*10.5	Agreement to Purchase Minerals between Gulf Coast Mining, LLC and AuraSource, Inc. dated February 15, 2012 (incorporated herein by reference to Exhibit 10.2 of Company's Form 8-K dated February 15, 2012)
*10.6	Exclusive License Agreement between Gulf Coast Holdings, LLC and AuraSource, Inc. dated February 15, 2012 (incorporated herein by reference to Exhibit 10.3 of Company's Form 8-K dated February 15, 2012)
*10.7	Employment Agreement between AuraSource, Inc. and Philip Liu dated January 1, 2014 (incorporated herein by reference to Exhibit 99.1 of Company's Form 8-K dated January 3, 2014)
*10.7	Employment Agreement between AuraSource, Inc. and Eric Stoppenhagen dated January 1, 2014 (incorporated herein by reference to Exhibit 99.2 of Company's Form 8-K dated January 3, 2014)
**10.8	Equity Purchase Agreement between the Company and Southridge Partners II LP, dated September 15, 2015.

**10.9	Registration Rights Agreement between the Company and Southridge Partners II LP, dated September 15, 2015.
**23.1	Consent of Cowan, Gunteski & Co., P.A.
**23.2	Consent of Counsel [filed as Exhibit 5.1 hereto]

* Previously filed.

** Filed herewith.

ITEM 17.     UNDERTAKINGS

Undertaking Required by Item 512 of Regulation S-K.

(a) The undersigned registrant hereby undertakes:

(1) to file, during any period in which it offers or sells securities are being made, a post-effective amendment to this Registration Statement to:

(i) include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this rule do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is not part of the registration statement.

Provided further, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is for an offering of asset-backed securities on Form S-1 or Form S-3, and the information required to be included in a post-effective amendment is provided pursuant to item 1100(c) of Regulation AB.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b) For determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1) Any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424;

(2) Any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the registrant;

(3) The portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and

(4) Any other communication that is an offer in the offering made by the registrant to the purchaser.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

If the registrant is relying on Rule 430B:

(i) Each prospectus filed by the registrant pursuant to 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of a registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

If the registrant is relying on Rule 430A:

(i) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, AuraSource, Inc., the registrant, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Chandler, Arizona, on November 24, 2015.

AURASOURCE, INC.

By:	/s/ Philip Liu
Philip Liu
President and Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Philip Liu	President and Chief Executive Officer	November 24, 2015
Philip Liu

/s/ Eric Stoppenhagen	Principal Financial Officer and Principal	November 24, 2015
Eric Stoppenhagen	Accounting Officer

In accordance with the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 has been signed by a majority of the board of directors and on the dates indicated.

Signature	Date

/s/ Philip Liu	November 24, 2015
Philip Liu

/s/ Eric Stoppenhagen	November 24, 2015
Eric Stoppenhagen